As filed with the Securities and Exchange Commission on September 21, 2001


                                                    Registration No. 333-


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   VALESC INC.
                  ---------------------------------------------
                 (Name of small business issuer in its charter)

                                    Delaware
             -------------------------------------------------------
            (State or jurisdiction of incorporation or organization)

                                      5047
             -------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   23-3048857
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

          2300 Coit Road, Suite 300B, Plano, Texas 75075 (972) 495-3900
          -------------------------------------------------------------
          (Address and telephone number of principal executive offices)

          2300 Coit Road, Suite 300B, Plano, Texas 75075 (972) 495-3900
          -------------------------------------------------------------
                    (Address of principal place of business)

           Hecht & Associates, P.C., 60 East 42nd Street, Suite 5101,
                         New York, New York 10165-5101
                                 (212) 490-3232
 -------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

    From time to time after the effective date of this Registration Statement
   --------------------------------------------------------------------------
                (Approximate date of proposed sale to the public)

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                       CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS                  AMOUNT TO BE       PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
OF SECURITIES TO BE                  REGISTERED(1)     OFFERING PRICE PER   AGGREGATE OFFERING     REGISTRATION FEE
REGISTERED                                                  UNIT (3)             PRICE
-------------------                  -------------     ------------------   ------------------     ----------------

I. Common Stock, $.0001 par
value (2) ..........................   24,220,000           $    .10            $2,422,000          $   605.50

II. Common Stock, $.0001 par
value, underlying
Commitment Warrants(4) .............      780,000           $   1.00            $  780,000          $   195.00

III. Common Stock, $.0001
par value, underlying
Warrants issued to
certain investors (5) ..............      100,000           $    .10            $   10,000          $     2.50

IV. Common Stock, $.0001
par value, underlying
Warrants issued to
certain investors (6) ..............      314,000           $    .01            $    3,140          $      .79

V. Common Stock, $.0001
par value, underlying
Warrants issued to
certain investors (7) ..............       15,000           $    .25            $    3,750          $      .94

VI. Common Stock, $.0001 par
value (8) ..........................      500,000           $    .10            $   50,000          $    12.50

VII. Common Stock, $.0001
par value (9) ......................      539,303           $    .10            $   53,930          $    13.48

                                       ----------                               ----------          ----------
           Totals                      26,468,303                               $3,322,820          $   830.71

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.




                                       -2-




(2) Represents shares to be sold from time to time by Swartz Private Equity, L.L.C. pursuant to an Investment Agreement. Under that agreement, for each share of our common stock issued to Swartz pursuant to a put right, Swartz will pay us the lesser of (1) the market price for each share, minus $.09, or (2) 91% of the market price for each share, except that Swartz must pay at least the designated minimum per share price, if any, we specify in a notice provided to Swartz prior to a put. Market price is defined as the average of the two lowest volume weighted average trading prices for our common stock, as reported by Bloomberg, Inc., during the 20 business day pricing period immediately following a put date. The maximum amount of our common stock to be purchased by Swartz under the Investment Agreement is $20,000,000. See "SELLING STOCKHOLDERS--SWARTZ-The Investment Agreement."

(3) We estimated the price of our shares in order to calculate the registration fees, as determined in accordance with Rule 457:

           -- for the common stock indicated in rows I, VI and VII above, in accordance with Rule 457(c), we used the minimum market price at which shares may be put to Swartz under the Investment Agreement;

           -- for the common stock underlying warrants in rows II, III, IV and V above, we used the exercise price of such warrants pursuant to Rule 457(g).

(4) Represents shares of common stock issuable to Swartz upon exercise of a Commitment Warrant issued pursuant to the Investment Agreement. The Commitment Warrants vest in three equal tranches, the first and second of which, representing 260,000 warrants each, have already vested, and the third of which, representing 260,000 warrants, shall become exercisable upon the earlier of (x) the date of effectiveness of this registration statement and (y) October 24, 2001. The exercise price for the Commitment Warrants is $1.00 per share, provided that on the date six months after the date of issuance of the warrants, or October 24, 2001, and on each six month anniversary thereafter, the exercise price is subject to adjustment based on the lowest closing price for the five trading days preceding the adjustment. See "DESCRIPTION OF SECURITIES -- SWARTZ WARRANTS."

(5) Represents shares of our common stock issuable to certain investors upon exercise of 100,000 warrants exercisable at $.10 per share.

(6) Represents shares of our common stock issuable to certain investors upon exercise of 314,000 warrants exercisable at $.01 per share.

(7) Represents shares of our common stock issuable to certain investors upon exercise of 15,000 warrants exercisable at $.25 per share.

(8) Represents shares of our common stock we will offer to consultants and service providers on a continuous basis for a period in excess of 30 days from the date of effectiveness of this registration statement.

(9) Represents shares to be sold from time to time by stockholders who received common stock in exchange for their investment(s) in the Company.


WE HEREBY AMEND THIS REGISTRATION STATEMENT AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE FILE A FURTHER AMENDMENT STATING THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE AS DETERMINED BY THE COMMISSION.

                                   PROSPECTUS

                                26,468,303 SHARES
                                 OF COMMON STOCK

                                 VALESC INC.(sm)

           We are registering 24,220,000 shares of our common stock issuable to Swartz Private Equity, L.L.C. under an Investment Agreement that allows us to sell up to $20 million of our common stock to Swartz from time to time. Each time we sell shares, Swartz will pay us the lesser of (i) the market price for each share, minus $.09, and (ii) 91% of the market price for each share, where "market price" means the average of the two lowest volume weighted average trading prices of the shares during the 20 business days following the date when we notify Swartz that we are selling shares.

           Swartz may resell the shares on the over-the-counter Bulletin Board or in negotiated transactions, and we will not receive any proceeds from these sales. We are also registering 780,000 shares of common stock issuable to Swartz upon exercise of a Commitment Warrant.

           We are making the offering to Swartz on a firm commitment basis, and Swartz is an underwriter within the meaning of Section 2(11) of the Securities Act of 1933.

           In addition, the shareholders listed below can resell their shares under this prospectus:

           (1) 539,303 shares of common stock we issued to investors in exchange for funds invested in the Company;

           (2) 429,000 shares of common stock issuable under warrants we gave to lenders; and

           (3) 500,000 shares of common stock we may issue to consultants in exchange for public relations and investor relations services.

           We will not receive proceeds from resales of these shares by the shareholders.

         Our common stock is not traded on any national securities exchange and is not listed by Nasdaq.

           INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

           NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THESE SHARES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           The information in this prospectus is not complete and may be changed.

           The shareholders may not sell these shares until the registration statement is effective. This prospectus is not an offer to sell or a solicitation for buyers in any state where such offers or sales are not permitted.


WE HAVE NOT AUTHORIZED ANYONE, INCLUDING ANY DEALERS OR SALES REPRESENTATIVES, TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT THIS OFFERING, OTHER THAN THE INFORMATION DESCRIBED IN THIS PROSPECTUS. IF ANYONE DOES SO, YOU MUST NOT RELY ON IT AS HAVING BEEN AUTHORIZED BY US.

THERE MAY BE CHANGES IN OUR AFFAIRS AFTER THE DATE OF THIS PROSPECTUS, SO THE INFORMATION IN THIS PROSPECTUS MAY NOT BE CORRECT AS OF ANY LATER DATE. THE FACT THAT A PROSPECTUS HAS BEEN DELIVERED TO YOU OR A SALE HAS BEEN MADE DOES NOT CHANGE THIS FACT.

               The date of this prospectus is September 21, 2001.

                                TABLE OF CONTENTS

                                     PART I

Prospectus Summary.............................  6
Risk Factors...................................  9
Use of Proceeds................................ 14
Determination of Offering Price................ 14
Dilution....................................... 15
Selling Stockholders........................... 15
Plan of Distribution........................... 24
Description of Securities...................... 25
Market for Common Stock
  and Related Stockholder Matters.............. 27
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................... 28
Plan of Operation.............................. 28
Business of the Company........................ 29
           Historical Background............... 29
           Business............................ 29
           Competition......................... 30
           Employees........................... 30
           Description of Property............. 30
           Legal Proceedings................... 30
Management..................................... 31
Security Ownership of Certain
  Beneficial Owners and Management............. 33
Changes in and Disagreements with
  Accountants on Accounting and
  Financial Disclosure......................... 34
Interests of Named Experts and Counsel......... 34
Disclosure of Commission Position
  on Indemnification for Securities
  Act Liabilities.............................. 34
Certain Relationships and
  Related Transactions......................... 34
Financial Statements and Index................. F-1 to F-18

                                    PART II
                          (not included in prospectus)

Indemnification of Directors
     and Officers ............................. 36
Other Expenses of Issuance
     and Distribution ......................... 36
Recent Sales of Unregistered
     Securities ............................... 37
Undertakings .................................. 37
Signatures .................................... 39
Exhibit Index ................................. 40

                               PROSPECTUS SUMMARY

     The following is only a summary of the pertinent information regarding this offering, so you should read the whole prospectus before making an investment decision.




THE OFFERING

Common Stock
Offered                               26,468,303 shares

Common Stock Outstanding
Prior to this Offering                9,352,548  shares

Common Stock Outstanding
After this Offering                   35,281,548 shares

Use of Proceeds                       To the extent we receive funds from sales
                                      under the Investment Agreement and from
                                      the exercise of warrants, we expect to use the funds for (i) acquisitions of sales and distribution organizations offering medical products, (ii) construction and completion of a software platform, and
                                      (iii) working capital, marketing and other general corporate purposes. See "USE OF
                                      PROCEEDS".

Material Risk Factors                 Because an investment in our company
                                      involves a high degree of risk, please
                                      carefully review the section entitled
                                      "RISK FACTORS".

THE COMPANY

           We currently do not have any operations. Our immediate goal is to acquire sales and distribution organizations offering medical products. This will require us to (i) identify prospective targets meeting our acquisition criteria, (ii) persuade the principals of the targets as to economic terms and
(iii) raise the required capital by selling stock and borrowing from investors and/or banks. See "THE BUSINESS OF THE COMPANY-BUSINESS" and "PLAN OF OPERATION".

           Our principal offices are located at 2300 Coit Road, Suite 300B, Plano, Texas, and our telephone number is (972) 495-3900.

THE INVESTMENT AGREEMENT WITH SWARTZ

           On June 7, 2001, we entered into an Investment Agreement with Swartz Private Equity, L.L.C., that allows us to sell up to $20 million of our common stock to Swartz from time to time. Each sale of shares is called a "put" and may be made in a maximum amount of up to $2 million. For each put, Swartz will pay us the lesser of (i) the market price for each share, minus $.09, and (ii) 91% of the market price for each share, where "market price" means the average of the two lowest volume weighted average trading prices of the shares during the 20 business days following the date when we notify Swartz that we are selling shares. We can put shares to Swartz for three years beginning on the effective date of the registration statement of which this prospectus is a part. See "SELLING STOCKHOLDERS--SWARTZ-The Investment Agreement."

           As consideration for entering into the Investment Agreement, we granted Swartz Commitment Warrants to purchase 780,000 shares of our common stock. The exercise price for the Commitment Warrants is $1.00 per share, subject to adjustment. See "DESCRIPTION OF SECURITIES -- SWARTZ WARRANTS."

SUMMARY FINANCIAL INFORMATION

           This information comes from (i) our audited annual financial statements and (ii) our unaudited interim financial statements, included elsewhere in this prospectus. The information provided is that of Valesc Inc., a New Jersey corporation that we acquired on March 22, 2001, from its inception (October 26, 2000). See Note A-2 to the Financial Statements for a description of the acquisition and related accounting.

                                     SIX MONTHS ENDED            PERIOD ENDED
                              --------------------------------------------------
                              JUNE 30, 2001    JUNE 30, 2000  DECEMBER 31, 2000
                               (restated)        (restated)       (restated)
                               (unaudited)
                              -------------   --------------  ------------------

Total Assets                  $  93,035           N/A         $  25,978
Total Liabilities               481,308           N/A           126,978
Total Stockholders Deficit     (388,273)          N/A          (101,000)

Revenue                            --              --               --
Net Loss                       (624,930)           --          (193,500)
Net Loss per Share                (0.07)           --              (.02)

                                  RISK FACTORS


           You should carefully consider the specific factors set forth below before making an investment in our stock.

WE HAVE LOST MONEY SINCE INCEPTION AND MAY CONTINUE TO LOSE MONEY IN THE FUTURE

           We were incorporated on June 2, 2000, and we have lost money since inception. We lost $624,930 for the six months ended June 30, 2001 and we expect operating losses within the foreseeable future until we can complete a sufficient number of mergers and achieve operating efficiencies, including centralized administration. However, we may never make money. As of June 30, 2001, we also owed $481,308, primarily in accounts payable, notes payable and unpaid salaries to our management. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." We are subject to all of the business risks associated with a new enterprise, including risks of unforeseen capital requirements, failure of market acceptance of the products we sell or distribute and failure to establish and maintain business relationships. Any of these factors could cause our business plans to fail, and you may lose all or part of your investment.

OUR AUDITED FINANCIAL STATEMENTS FOR THE PERIOD ENDED DECEMBER 31, 2000 CONTAIN "GOING CONCERN" LANGUAGE, MEANING THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN

           Because we have lost money since inception and as of June 30, 2001 had a deficit of $395,163 in working capital, which is not enough to cover our expected cash requirements, our auditor's report as of December 31, 2000 says there is substantial doubt about our ability to continue as a going concern. A "going-concern" opinion means that our auditor has prepared our financial statements assuming we will continue as a going-concern. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Because we are not making money from operations at this time, we are attempting to raise additional funds by selling stock and borrowing from investors and/or banks.

BECAUSE WE ARE A NEW COMPANY, WE DEPEND ON OUR KEY PERSONNEL FOR CRITICAL MANAGEMENT DECISIONS AND THESE KEY PERSONNEL MAY LEAVE THE COMPANY IN THE FUTURE

           Because we are a new company, our success depends, to a significant extent, on our key employees, including our Chairman and Chief Executive Officer, Jeremy Kraus, our President, Samuel Cohen, and our Vice President, Garrett Miller, all of whom are under 26 years of age. These are currently our only employees, and the loss of any of them could adversely affect our business. We have no key man insurance. Furthermore, we believe that our future success will also depend in part upon our ability to retain key management of our acquired companies and to attract and motivate qualified personnel. Competition for capable people with experience and motivation in the sales and distribution of medical products is intense, so we may not be able to attract and retain them. See "MANAGEMENT."

BECAUSE WE ARE NOT MAKING MONEY FROM OPERATIONS, WE ARE DEPENDENT
ON FINANCING

           We do not expect to make money from operations for the foreseeable future. However, our business strategy includes acquiring companies selling medical products within the next 12 months. Therefore, we will need outside financing to pursue our business strategy. Given our current financial position and prospects for the immediate future, we expect to operate on a very limited budget.

           We will also need to raise additional capital in the long-term to continue operations, including obtaining funds through our Investment Agreement with Swartz. In addition, we will need additional funds both before and after the Swartz financing is available to accelerate our development and marketing plans. If we cannot obtain the financing to fund these needs, it could adversely affect our business and we may have to delay, scale back or eliminate some of our development or marketing programs.

WE MAY NOT BE ABLE TO GET SUFFICIENT FUNDS THROUGH OUR INVESTMENT
AGREEMENT WITH SWARTZ TO MEET OUR LIQUIDITY NEEDS

           To continue operations, we must obtain sufficient funds through our Investment Agreement with Swartz. However, there are conditions on obtaining these funds, including (i) the continuing effectiveness of a registration statement covering shares sold under the Investment Agreement, (ii) a limitation on the number of shares we may sell to Swartz based on the trading volume and price of our shares, and (iii) the continued listing of our shares on a national securities exchange, the Nasdaq National or Small Cap Market, or the over-the-counter Bulletin Board. See "SELLING STOCKHOLDERS--SWARTZ-The Investment Agreement."

           Our common stock is not traded on any national securities exchange and is not listed by Nasdaq, and we can make no assurance that the stock will be listed or traded in the future. Even if the stock is listed, if the price remains below $.10 per share, or the trading volume is low, we will be unable to sell shares to Swartz. We do not have any binding commitment for additional funds from Swartz or anyone else. Although we have obtained short term bridge loans from investors, these loans are insufficient to meet our financing needs.

THERE IS NO TRADING MARKET FOR OUR STOCK, WHICH COULD ADVERSELY
AFFECT YOUR ABILITY TO SELL YOUR SHARES

           Our common stock is not traded on any national securities exchange and is not listed by Nasdaq. Even if the stock is listed in the future, it will be subject to regulations that may make it difficult to sell. In particular, broker-dealers who recommend our stock to people who are not established customers or qualifying investors must follow special sales procedures, including getting the purchaser's written consent prior to the sale. Our common stock will also be subject to the "penny stock" rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale. See "MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS." These requirements may further limit your ability to sell your shares.

ONE STOCKHOLDER OWNS 90.4% OF OUR STOCK, WHICH COULD INFLUENCE
DECISIONS THAT WOULD ADVERSELY AFFECT NEW INVESTORS

           Atlas Holdings Inc., a company controlled by our officers and directors, owns over 90.4% of our common stock. This means that Atlas will control all matters requiring stockholder approval and therefore will be able to influence our management and affairs. Matters that typically require stockholder approval include (i) the election of directors, (ii) mergers or consolidations, and (iii) sales of all of our assets. Atlas could also prevent another person from acquiring control of the Company, even if such change would increase the price of our common stock and allow you to sell your shares at a higher price.

THE TERMS OF OUR PROPOSED ACQUISITIONS MAY RESULT IN DILUTION OF CURRENT SHAREHOLDERS AND CASH FLOW PROBLEMS

           We have entered into non-binding letters of intent for several possible acquisitions that require us to pay up to 20% of the initial purchase price in cash. We currently do not have the cash to make these payments and will be dependent on additional financing, either through the Investment Agreement with Swartz or otherwise, to be able to complete any of these acquisitions. In addition, the stock portion of the purchase price is based upon the trading price of our common stock. This means that if our stock price is low, we will have to issue a larger number of shares, resulting in dilution of our existing shareholders. Our proposed acquisitions also require that we pay salaries to the principals of the target companies based on a percentage of gross profits or revenues rather than a percentage of pretax profits. As a result, these persons could be receiving substantial salaries while their companies could be losing money. In one instance, we have agreed to register some of the shares we use for the acquisition with the SEC, which would be an added drain on our cash flow if we were to close this acquisition. See "PLAN OF OPERATION."

OUR PROPOSED ACQUISITIONS CAN BE UNWOUND UNDER CERTAIN CIRCUMSTANCES, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS

           Most of our non-binding letters of intent give the owners of the target companies the right to unwind the acquisitions and return our stock if after three years we do not have either (i) earnings per share of $0.15 or (ii) a market capitalization of at least $25 million. If any of our acquired companies continue to be successful but we do not meet the foregoing milestones, it is likely that the owners will take back their companies at no cash cost to them, which will adversely affect our business and financial position. See "PLAN OF OPERATION."

WE WILL HAVE TO PAY THE EXPENSES FOR EACH ACQUISITION BEFORE WE RECEIVE INCOME FROM IT, WHICH MAY CAUSE CASH FLOW PROBLEMS

           We will have to pay the expenses for each acquisition, including locating a suitable target, performing due diligence, and negotiating and closing the deal, before we are able to generate significant cash flow from the acquisition. This will create a drain on cash flow that will increase as our rate of acquisitions increases.

WE HAVE NO OPERATIONS, INFRASTRUCTURE OR FACILITIES

           We currently do not have any operations, infrastructure or facilities. Our immediate goal is to acquire sales and distribution organizations offering medical products. Our ability to commence operations will depend on our ability to (i) identify possible targets meeting our acquisition criteria, (ii) persuade the principals of the targets as to economic terms, and
(iii) raise the necessary capital by selling stock or borrowing from banks and investors. We will then need to finance the integration of these companies, including the development and completion of a software platform specifically designed for smaller commission-type sales organizations. We can give no assurance that we will be successful in raising this additional capital or achieving profitable operations. Our financial statements do not include any adjustment that might result from the outcome of these uncertainties.

YOU WILL SUFFER DILUTION BECAUSE OF OUR INVESTMENT AGREEMENT WITH SWARTZ

           If we raise money by selling stock to Swartz under the Investment Agreement, Swartz will purchase our stock at a discounted price from the market. This will dilute other holders of our common stock. In addition, if the market price of our stock is too low, we may need to register additional shares to sell to Swartz in order to access the full $20 million amount available under the Investment Agreement. This will result in even more dilution. See "SELLING STOCKHOLDERS-SWARTZ-The Investment Agreement."

WE HAVE ISSUED OPTIONS AND WARRANTS THAT MAY DILUTE OUR SHAREHOLDERS AND ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

           As of September 18, 2001, we had warrants and options outstanding for the purchase of 1,209,000 shares of our common stock, as well as options issuable to our executives over the next three years for up to 900,000 shares. In the future, we may issue more warrants or options under our stock option plan or otherwise. The exercise of options and warrants will dilute the percentage ownership of our other stockholders. It may also depress the price of our stock, which may cause new investors or lenders to reconsider investing in us, thus adversely affecting our financing efforts.

           In particular, we have issued the Commitment Warrants to Swartz for 780,000 shares of stock, which will provide an opportunity for Swartz to profit from a rise in the price of our stock. Swartz will be likely to exercise the warrants at a time when we may be able to get financing on better terms than the warrants, which could adversely affect our ability to get other financing.

WE DO NOT EXPECT TO PAY DIVIDENDS

           We have never declared or paid any dividends on our stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any dividends in the foreseeable future. See "MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS--DIVIDENDS."

MANDATORY CASH PAYMENTS TO SWARTZ IN CERTAIN CIRCUMSTANCES MAY FURTHER INCREASE OUR EXPENSES AND POTENTIAL OPERATING LOSSES

           Under our Investment Agreement with Swartz, we may be required to make mandatory cash payments to Swartz in certain circumstances which will further increase our expenses and potential operating losses. Beginning one year after our registration statement becomes effective, for each 12 month period during which we have not sold a minimum of $1 million worth of shares to Swartz, we must pay Swartz up to $100,000 in penalties. If we terminate the Investment Agreement or if certain events occur, such as the delisting of our common stock from a stock exchange, we must pay Swartz up to $200,000 in penalties. See "SELLING STOCKHOLDERS--SWARTZ--The Investment Agreement."


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

           Some of the statements in this prospectus are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements usually use terminology such as may, will, expect, anticipate, intend, believe, estimate, should, or continue or similar words. Our actual financial condition, operating results and business performance may differ substantially from what we project or estimate in forward-looking statements. These differences may be caused by a variety of factors, including:

           --        adverse economic conditions
           --        intense competition or new competitors
           --        insufficient financing
           --        variations in costs that are beyond our control
           --        adverse government regulation
           --        lower sales and net income, or higher net losses than
                     forecasted
           --        inability to raise prices
           --        failure to obtain new customers
           --        fluctuation or volatility of our operating results and
                     financial condition
           --        inability to carry out marketing and sales plans
           --        loss of key executives.

                                 USE OF PROCEEDS

           We will not receive any of the proceeds from the sale of shares offered under this prospectus. We will, however, receive:

         -- services in exchange for the shares that we offer to service providers;

         -- the sale price of any shares we sell to Swartz under the Investment Agreement;

         -- the exercise price of the Commitment Warrants, if Swartz exercises them and pays us cash; and

         -- the exercise price of the warrants issued to other investors, if exercised.

           We can sell a maximum of $20 million of our common stock to Swartz. However, the amounts we will actually receive from Swartz may vary greatly depending upon the price and volume of trading in our stock. See "SELLING STOCKHOLDERS--SWARTZ--The Investment Agreement." To the extent we receive funds under the Investment Agreement and from the exercise of warrants, we expect to use the funds for acquisitions of sales organizations offering medical products, construction and completion of a software platform, and working capital, marketing and other general corporate purposes. We will have significant discretion in the use of the net proceeds we receive, so you will be relying on the judgment of our management regarding the application of those proceeds.


                         DETERMINATION OF OFFERING PRICE

           The shares we are registering will not be sold by us and are therefore being sold at the market price as of the date of sale or a price negotiated in a private sale. The shares we offer in exchange for services will be exchanged at the then current market rate.

           Our common stock is not listed by Nasdaq, has never been freely traded and there is no public market for our stock. The stock is not quoted on any recognized quotation medium.

                                    DILUTION

           Dilution is the amount by which the offering price you pay for stock exceeds the net tangible book value per share of the stock after the offering. The net tangible book value per share is determined by subtracting total liabilities from the total book value of the tangible assets and dividing the difference by the number of shares outstanding on the date the book value is determined.

           As of June 30, 2001, we had 9,352,548 shares of common stock outstanding with a net tangible book value of ($427,182) or ($.046) per share. The following table sets forth the dilution you will incur if you purchase our stock. This dilution effect will not be reflected in our financial statements.

           Assumed Purchase Price (1)                           $.10

           Net tangible book value per share at               ($.046)
           June 30, 2001

           Increase to net tangible book value                 $0.00
           per share attributable to the cash
           payments made by purchasers of the
           shares being offered (2)

           Dilution to Purchasers of Common Stock             $0.034

           Dilution to Purchasers as Percentage                   34%
           of Purchase Price


(1) Assumes a purchase price of $.10, the minimum market price at which we may sell shares to Swartz.


(2) There is no increase to the net tangible book value of our shares from this offering because we will not receive any proceeds from these sales.

                              SELLING STOCKHOLDERS

           The shares we are registering under this prospectus constitute approximately 283% of our outstanding common shares as of September 18, 2001 and may be sold by Swartz, investors holding warrants, and other stockholders who previously purchased our stock, each as described below.

SWARTZ

         This prospectus covers 25,000,000 shares of common stock issuable to Swartz under the Investment Agreement. Swartz is engaged in the business of investing in publicly-traded stock for its own use.

           Swartz does not beneficially own any of our common stock or any other of our securities as of the date of this prospectus other than 780,000 shares underlying the Commitment Warrants, and it has no other commitments or arrangements to purchase or sell any of our securities.


           Swartz is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the sale of these shares. Swartz has not had any relationship with us, any predecessor or affiliate within the past three years.

                            The Investment Agreement

OVERVIEW

          On June 7, 2001, we entered into the Investment Agreement with Swartz, which was amended and restated as of August 29, 2001. The Investment Agreement entitles us to sell up to $20 million of our common stock to Swartz, subject to a formula based on our stock price and trading volume, from time to time over a three year period following the effective date of this registration statement. We refer to each sale of stock to Swartz as a "Put."

           In addition, as consideration for making its financing commitment to us, Swartz was also issued Commitment Warrants to purchase 780,000 shares of common stock. See "DESCRIPTION OF SECURITIES--SWARTZ WARRANTS."

PUT RIGHTS

           We may begin exercising Puts on the date of effectiveness of this registration statement and continue for three years or until we have Put the maximum of $20 million. To exercise a Put, we must have an effective registration statement on file with the SEC covering the resales to the public by Swartz. Also, we must give Swartz at least 10, but not more than 20, business days advance notice of the date on which we intend to exercise a particular Put. The Put Notice must indicate the date we intend to exercise the Put and the maximum number of shares of common stock we intend to sell to Swartz. We may also specify a maximum dollar amount (not to exceed $2 million) of common stock that we will sell under the Put. We may also specify a minimum purchase price per share at which we will sell shares to Swartz. The minimum purchase price cannot exceed (i) 80% of the closing bid price of our common stock on the day prior to the date we give Swartz the Put Notice or (ii) the closing bid price minus $.14, whichever is lower.

           The number of shares in any Put may not exceed the lesser of:

           (i) the maximum put amount set forth in a Put Notice to Swartz;

           (ii)      1,500,000 shares of our common stock;

           (iii)     $2 million worth of our common stock;

           (iv) 15% of the aggregate daily reported trading volume of our common stock during the 20 day Pricing Period, excluding (a) block trades of 20,000 or more shares and
                     (b) any days where the stock trades below a minimum price calculated based on the price we specify in our Put Notice, if we specify a minimum price (this is referred to as the "volume limitation" and is more fully described below);

           (v) a number of shares that, when added to the number of shares already sold to Swartz during the preceding 61 days, would exceed 9.9% of our total shares outstanding (as calculated under Section 13(d) of the Securities Exchange Act of 1934, as amended); and

           (vi) 15% of the aggregate daily reported trading volume of our common stock, excluding block trades of 20,000 or more shares, during the 20 business days immediately preceding a Put Notice to Swartz.


           Swartz will pay us a percentage of the Market Price (the average of the two lowest volume weighted average prices of our common stock, as reported by Bloomberg, Inc., during the Pricing Period) for each share in a Put as follows. For each share of common stock, Swartz will pay us the lesser of:


         -- the Market Price for each share, minus $.09; or -- 91% of the Market Price for each share.

           We may also designate a minimum price in our Put Notice and, subject to the volume limitation, Swartz will be required to pay at least that price. Pursuant to the volume limitation, if the price of our stock for any day during the 20 day Pricing Period is below the greater of (i) the price we designate plus $.09, or (ii) the price we designate divided by .91, then the trading volume from that day is excluded from aggregate trading volume used to determine the 15% volume limitation. Based on this formulation, the lowest market price at which we could designate a minimum put price would be $.10 per share.

           The following is an example of the calculation of a Put we would issue to Swartz based on hypothetical assumptions:

Sample drawdown amount calculation:


For purposes of this example, suppose for our first Put we provide a Put Notice to Swartz, and that we set the minimum price at $0.50 per share, below which we will not sell any shares to Swartz during this Pricing Period. Suppose further that the aggregate daily trading volume for the 20 trading days immediately preceding the put date is 1,000,000 shares, with no block trades exceeding 20,000 or more shares. Under these hypothetical numbers, the maximum number of shares we could sell to Swartz is as follows:

           * the aggregate trading volume for the 20 days prior to our Put Notice (1,000,000 shares) multiplied by 15% equals 150,000

If the aggregate daily trading volume for the 20 trading days during the actual Pricing Period was greater than 1,000,000 (like our example that follows) then the maximum number of shares we could sell will be 150,000.

Sample calculation of number of shares and price:

For example, for the first trading day in the example in the table below, the calculation is as follows: multiply 15% times the total shares traded (40,000) to get 6,000 shares. Perform this calculation for each of the 20 trading days during the Pricing Period, excluding any days on which the daily trading price was below the $0.50 minimum price set by us. In the table below there are no days that must be excluded.

                      Volume Weighted
                       Average Price
                     (as reported by             Total                Number of
Trading Day          Bloomberg, Inc.)        Shares Traded            Shares
                                                                       Sold
-----------            ------------         --------------           ----------
     1                     0.75                   40,000                6,000
     2                     0.75                   45,000                6,750
     3                     0.77                   48,000                7,200
     4                     0.77                   70,000               10,500
     5                     0.75                   82,000               12,300
     6                     0.72                   55,000                8,250
     7                     0.75                   60,000                9,000
     8                     0.70                   60,000                9,000
     9                     0.72                   50,000                7,500
    10                     0.70                   32,000                4,800
    11                     0.68                   50,000                7,500
    12                     0.65                   60,000                9,000
    13                     0.75                   95,000               14,250
    14                     0.77                   80,000               12,000
    15                     0.77                   50,000                7,500
    16                     0.75                   50,000                7,500
    17                     0.77                   60,000                9,000
    18                     0.78                   60,000                9,000
    19                     0.80                   80,000               12,000
    20                     0.80                   60,000                9,000
Totals:                                        1,187,000              178,050

(1) The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.

The total number of shares that we would issue to Swartz for this Put would be 150,000 shares, which was previously calculated as the maximum of shares that could have been sold based on multiplying 15% by the aggregate trading volume for the 20 trading days prior to the put date (even though 15% multiplied by the aggregate shares traded during the Pricing Period equals 178,050). Swartz will purchase the shares at a purchase price equal to (i) the market price for the applicable Pricing Period minus $.09 or (ii) 91% of the market price, whichever is less. Since the "market price" is based on the average of the two lowest volume weighted average prices ($0.68 and $0.65 in this case = $0.665), Swartz would pay $.575 per share for 150,000 shares equaling $86,250.

           We are registering 24,220,000 shares to be sold to Swartz in Puts. In order for us to receive the maximum of $20 million under the Investment Agreement, the average sale price of these shares would need to be $.83. There is currently no market for our shares, so unless (i) our shares are listed, (ii) an active trading market develops for our shares and (iii) our share price increases drastically, we will need to register additional shares in order to access the full $20 million maximum.

LIMITATIONS AND CONDITIONS TO OUR PUT RIGHTS

           Our ability to sell shares to Swartz, and Swartz's obligation to purchase the shares, is subject to the satisfaction of certain conditions. These conditions include:

         (a) satisfaction of all of our obligations under the agreements entered into between us and Swartz in connection with the Investment Agreement;

         (b) our common stock being listed and traded on the Nasdaq Small Cap Market, the Nasdaq National Market, the over-the-counter Bulletin Board, the American Stock Exchange or the New York Stock Exchange;

         (c) our representations and warranties in the Investment Agreement must be accurate as of the date of each Put;

         (d) reservation for issuance of a sufficient number of shares of our common stock to satisfy our obligations to issue shares under any Put and upon exercise of warrants;

         (e) the registration statement for the shares issued to Swartz must remain effective as of the Put date and no stop order with respect to the registration statement is in effect;

         (f) shareholder approval as required by Nasdaq if we are listed on Nasdaq and the number of shares Put to Swartz, together with any shares previously Put to Swartz, would equal 20% of all outstanding shares of our common stock; and

         (g)   other customary closing conditions.

           If any of the following events occurs during a Pricing Period, the volume will cease to accrue for that Put, the Pricing Period shall be adjusted to terminate 10 business days after the date we notify Swartz of the event and any minimum price we have specified shall not apply to the Put.

         (1) we announced or implemented a stock split or combination of our common stock;

         (2)   we paid a dividend or made a distribution on our common stock;

         (3) we made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock;

         (4) we consummated a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change in control;

         (5) we discover an undisclosed material fact that would amount to a material misstatement or omission from this prospectus or any amendment thereto;

         (6) the registration statement registering resales of the common stock becomes ineffective; or

         (7) our shares of common stock are either delisted from, or no longer trading on, the Nasdaq Small Cap Market, the Nasdaq National Market, the over-the-counter Bulletin Board, the New York Stock Exchange, or the American Stock Exchange.

         Our right to initiate Puts to Swartz shall terminate permanently (an "Automatic Termination") upon the following events:

         -- we, or any of our directors or executive officers, have engaged in a transaction or conduct related to us that resulted in (i) an SEC enforcement action, or (ii) a civil judgment or criminal conviction for fraud or misrepresentation, or for any other offense that, if prosecuted criminally, would constitute a felony under applicable law;

         -- the aggregate number of days during which this registration statement is not effective or our common stock is not listed and traded on the Nasdaq Small Cap Market, the Nasdaq National Market, the over-the-counter Bulletin Board, the New York Stock Exchange, or the American Stock Exchange equals or exceeds four months;

         -- we file for bankruptcy or any other proceeding for the relief of debtors;

         -- we materially breach covenants contained in the Investment Agreement and do not cure the breach within 15 days of becoming aware of it.


COMMITMENT AND TERMINATION FEES

           Starting one year after the effective date of this registration statement, if we do not sell at least $1 million worth of common stock to Swartz during each 12 month period thereafter, we must pay Swartz a non-usage fee. This fee equals the difference between $100,000 and 10% of the value of the shares purchased by Swartz during the 12 month period.

           If the Investment Agreement is terminated, we must pay Swartz the greater of (i) the non-usage fee described above, or (ii) the difference between $200,000 and 10% of the value of the shares purchased by Swartz during all Puts to date.

SHORT SALES

           The Investment Agreement prohibits Swartz and its affiliates from engaging in short sales of our common stock unless Swartz has received a Put Notice and the amount of shares involved in the short sale does not exceed the number of shares we specify in the Put Notice.


TERMINATION OF THE INVESTMENT AGREEMENT

           We may terminate our right to initiate further Puts or terminate the Investment Agreement at any time by providing Swartz with written notice of our intention to terminate. However, any termination will not affect any other rights or obligations we have concerning the Investment Agreement or any related agreement, except that no additional non-usage fees will accrue.

CAPITAL RAISING LIMITATIONS

           During the term of the Investment Agreement and for a period of 60 days after the termination of the Investment Agreement, we are prohibited from selling stock or securities convertible into our stock, and from entering into any private equity line agreements similar to the Investment Agreement without obtaining Swartz's prior written approval.

           We have agreed to give Swartz a right of first refusal during this same period. Under the right of first refusal, we must give at least 10 days written notice to Swartz of a proposed transaction at least 10 days prior to the transaction closing. Swartz may elect to participate in the transaction during this 10 day period.

           Neither of the above restrictions apply to the following transactions:

         (i) securities issued to a company we are acquiring as payment for such acquisition;

         (ii)  exercise of options by employees or directors;

         (iii) an underwritten public offering of our common stock;

         (iv) securities issued upon conversion or exercise of currently outstanding options, warrants or other convertible securities;

         (v) grant of options under any stock option or restricted stock plan for the benefit of employees or directors;

         (vi) issuance of debt securities with no equity feature for working capital purposes;

         (vii) issuance of common stock at a discount of less than 30% to the average closing price of the common stock for the five trading days immediately preceding the date of issuance, as long as such issuance has no future conversion or reset rights or any rights to receive additional shares based upon a market price at any time in the future; or

        (viii) issuance of up to $600,000 of straight debt securities, which may be accompanied by warrants to purchase up to a total of 600,000 shares of the common stock at a price of $0.10 or more.


SWARTZ'S RIGHT OF INDEMNIFICATION

           We have agreed to indemnify Swartz, including its shareholders, officers, directors, employees, direct or indirect investors, and any agent or representative of the foregoing, from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment agreement, the registration rights agreement, other related agreements, or this registration statement. We have also agreed to indemnify these persons for any claims based on violation of Section 5 of the Securities Act caused by the integration of the private sale of our common stock to Swartz and the public offering pursuant to the registration statement.

EFFECT ON OUR OUTSTANDING COMMON STOCK

           The issuance of common stock under the Investment Agreement will not affect the rights or privileges of existing holders of common stock except that the issuance of shares will dilute the economic and voting interests of each shareholder. See "RISK FACTORS" and "DILUTION."

         As noted above, we cannot determine the exact number of shares of our common stock issuable under the Investment Agreement and the resulting dilution to our existing shareholders, which will vary with the extent to which we utilize the Investment Agreement, the market price of our csommon stock, and exercise of the related warrants. The potential effects of any dilution on our existing shareholders include the significant dilution of the current shareholders' economic and voting interests in us.

WARRANT INVESTORS

           The investors listed below who have received warrants (the "Warrant Investors") may resell their shares under this prospectus. Each of the Warrant Investors received warrants in connection with loans made to us in the amounts specified, as well as registration rights requiring inclusion in this registration statement.


Name of Selling         Maximum No. of       Exercise        Loan Amount         Interest         Date of
Stockholder             Shares Issuable      Price Per                           Rate             Loan
                        under Warrant        Share

Dean Vilone             25,000               $ .01           $10,000              14%             August 13, 2001

Paul Dorsey             14,000               $ .01           $ 5,000              14%             August 13, 2001

Harry Kraus (1)         25,000               $ .01           $10,000              14%             July 26, 2001

Edward Kraus (2)        100,000              $ .10           $23,000              14%             March 23, 2001

Milton and
Golda
Toorans (3)             50,000               $ .01           $20,000              14%             April 20, 2001

Wetlands
Mitigation
Services, LLC           15,000               $ .25           $ 5,000              10%             March 23, 2001

Christopher
Coons                   200,000              $ .01           $100,000             14%             June 19, 2001

-----------
(1) Edward Kraus is the father of Jeremy Kraus, our Chairman and Chief Executive Officer.
(2) Harry Kraus is the uncle of Jeremy Kraus.
(3) Milton and Golda Toorans are the grandparents of Jeremy Kraus.


           As of September 18, 2001, none of the Warrant Investors had exercised any warrants and none owned any of our stock. Upon consummation of the offering and assuming the issuance of 25,000,000 shares to Swartz, the exercise of all outstanding warrants, and the issuance of 500,000 shares to service providers, none of the Warrant Investors, upon exercise of their warrants, will own 1% or more of our common stock.

           Except for the family relationships with our officers specified in the footnotes above, none of the Warrant Inventors has had any relationship with us or any of our predecessors or affiliates within the past three years.

SELLING INVESTORS

           The shareholders listed below (the "Selling Investors"), who received shares (i) in exchange for their investments in us, or (ii) in exchange for their shares of Valesc Inc., a New Jersey corporation that we acquired on March 22, 2001, may resell their shares under this prospectus.




Name of Selling                   Number of           Price per            Date of Purchase
Stockholder                       Shares              Share                or Acquisition

Andrewson, Katherine               5,000              $.25                 March 22, 2001
Cipollone, Peter                  20,000              $.25                 March 22, 2001
Colgan, Sean                      20,000              $.25                 March 22, 2001
Cuffner, Monica                   20,000              $.25                 March 22, 2001
Deutsch, Karin                     8,000              $.25                 March 22, 2001
Holk, Timothy                     20,000              $.25                 March 22, 2001
Ingle, R. Edward                  40,000              $.25                 March 22, 2001
Jaccarino, Michael                 3,000              $.25                 March 22, 2001
Kaehler, Robert                   10,000              $.25                 March 22, 2001
Klepacki, Jeffrey                 40,000              $.25                 March 22, 2001
Loomis, Deborah                   20,000              $.25                 March 22, 2001
Mehling, Andrea                   20,000              $.25                 March 22, 2001
Miller, Gary and Diane (1)        40,000              $.25                 March 22, 2001
Miller, Scott (2)                 10,000              $.25                 March 22, 2001
Nuzum, Henry                       3,000              $.33                 June 8, 2001
Otto, William                     30,000              $.33                 March 22, 2001
Read, Joan                        20,000              $.25                 March 22, 2001
Reid, Archibald                   30,000              $.33                 March 22, 2001
Saliba, Anis                      20,000              $.25                 March 22, 2001
Shannon, Phillip                  30,303              $.33                 April 24, 2001
Strawley, Jennifer                 5,000              $.25                 March 22, 2001
Torgerson, Ryan                   15,000              $.33                 March 22, 2001
Weise, Linda                      40,000              $.25                 March 22, 2001
Welsh, Thomas                     20,000              $.25                 March 22, 2001
Whittaker, Richard                40,000              $.25                 March 22, 2001
Zador, William and Marlene        10,000              $.25                 March 22, 2001
                                  --------

                 Total           539,303

-------------
(1) Gary and Diane Miller are the parents of Garrett Miller, our Vice President.
(2) Scott Miller is the brother of Garrett Miller.



           Upon consummation of the offering and assuming the issuance of 25,000,000 shares to Swartz that are promptly resold, the exercise of all outstanding warrants, and the issuance of 500,000 shares to service providers, none of the Selling Investors will own 1% or more of our common stock.

           None of the Selling Investors has had any relationship with us or any of our predecessors or affiliates within the past three years, except in connection with providing consulting services.

                              PLAN OF DISTRIBUTION

           The shares of common stock we are offering directly are to be used as compensation to outside providers of public and investor relations and service providers. In order to conserve cash for our operations, we plan to use our stock to pay for public and investor relations and service providers.

           Swartz, the Warrant Investors and the Selling Investors, and the service providers to whom we offer stock may sell the stock directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, (i) at market prices prevailing at the time of sale, (ii) at prices related to such prevailing market prices, (iii) at negotiated prices or (iv) at fixed prices, which may be changed. These parties may distribute the stock in one or more of the following methods:


         (a) ordinary brokers transactions, which may include long or short sales;

         (b) transactions involving cross or block trades or otherwise on the open market;

         (c) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;

         (d) "at the market" to or through market makers or into an existing market for the common stock;

         (e) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         (f) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

         (g) any combination of the above, or by any other legally available means.

           In addition, these parties may enter into (i) hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume, and (ii) option or other transactions with broker-dealers that require delivery by such broker-dealers of the common stock, which common stock may be resold thereafter under this prospectus.

           Brokers, dealers, underwriters or agents participating in the distribution of the common stock may receive compensation in the form of discounts, concessions or commissions from the sellers of common stock for whom they act (which compensation as to a particular broker-dealer may be in excess of customary commissions).

           Swartz is an underwriter within the meaning of Section 2(11) of the Securities Act and each of the Warrant Investors, each of the Selling Investors, us, and any broker-dealers acting in connection with the sale of the common stock by this prospectus, may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act. Therefore, any commissions or profits realized by Swartz, the Warrant Investors, the

Selling Investors, or us on the resale of common stock as principals, may be underwriting compensation under the Securities Act. Neither we nor the sellers can presently estimate the amount of such compensation. We do not know of any existing arrangements between Swartz, the Warrant Investors and the Selling Investors or service providers and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

           We and Swartz, the Warrant Investors and the Selling Investors, and service providers and any other persons participating in a distribution of our common stock will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, these parties and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

           Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that Rule rather than under this prospectus.

           We cannot assure you that Swartz, the Warrant Investors and the Selling Investors will sell any of their shares of common stock.

           In order to comply with the securities laws of certain states, if applicable, Swartz, the Warrant Investors and the Selling Investors will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, we and Swartz, the Warrant Investors and the Selling Investors may not sell or offer the common stock unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

           We have agreed to indemnify Swartz for certain liabilities. See "SELLING STOCKHOLDERS-SWARTZ-The Investment Agreement-SWARTZ'S RIGHT OF INDEMNIFICATION."


                            DESCRIPTION OF SECURITIES

           Our authorized capital stock consists of 100,000,000 shares of common stock, $.0001 par value per share, and 20,000,000 shares of preferred stock, $.0001 par value per share.

         Our transfer agent is StockTrans, Inc., 44 West Lancaster Avenue, Ardmore, PA 19003, telephone no. (610) 649-7300.

           The following summary of certain terms of our securities is subject to, and qualified in its entirety by, the provisions of our Articles of Incorporation and Bylaws.

COMMON STOCK

           As of September 18, 2001, there were 9,352,548 shares of common stock outstanding.

           Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to stockholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

           Holders of common stock are entitled to receive dividends declared by the Board of Directors out of legally available funds and, in the event of liquidation, to share pro rata in any distribution of assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid in the foreseeable future. Holders of common stock do not have preemptive rights to purchase any of our additional shares. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of common stock offered hereby will be, upon issuance, fully paid and non-assessable.


PREFERRED STOCK

           We are authorized to issue 20,000,000 shares of preferred stock, but to date no preferred stock has been issued and we have not designated any terms for the preferred stock.

SWARTZ WARRANTS

           As consideration for making its financing commitment to us, Swartz was issued the Commitment Warrants on April 24, 2001 to purchase 780,000 shares of our common stock. The Commitment Warrants vest in three equal tranches, the first and second of which, representing 260,000 warrants each, have already vested, and the third of which, representing 260,000 warrants, shall become exercisable upon the earlier of (x) the date of effectiveness of this registration statement and (y) October 24, 2001. The exercise price for the Commitment Warrants is $1.00 per share, provided that on the date six months after the date of issuance of the warrants, or October 24, 2001, and on each six month anniversary thereafter, the exercise price is subject to adjustment based on the lowest closing price for the five trading days preceding the adjustment.

           We may also be required to issue "additional warrants" to Swartz in the future under the terms of the Investment Agreement as anti-dilution protection for the Commitment Warrants. On each six month anniversary of the date of issuance of the Commitment Warrants, during their term, we will be obligated to issue additional warrants to Swartz if the number of shares represented by the Commitment Warrants, plus the number of shares represented by any additional warrants does not equal a certain percentage of the total number of shares of our fully diluted common stock (excluding shares issued or issuable to Swartz). That percentage is initially 6.5% and shall decline by .5% on each six month anniversary thereafter.

         The additional warrants, if any, will have an initial exercise price equal to the then current exercise price of the Commitment Warrants, a term of five years, the same exercise price reset provisions as the Commitment Warrants and piggyback registration rights.

OTHER WARRANTS

           We have issued warrants to the Warrant Investors that may be exercised for up to 429,000 shares of common stock. Each of the Warrant Investors received warrants in connection with loans made to the Company, as well as registration rights requiring inclusion in this registration statement. For the terms of these loans and warrants, see "SELLING STOCKHOLDERS--WARRANT INVESTORS."

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

           Our common stock is subject to penny stock regulation which may affect its liquidity. The common stock is subject to the regulations of the SEC relating to the market for penny stocks. Penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange or not quoted on the Nasdaq National or Small Cap Market that has a current price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker- dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker- dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid/offer quotations, as well as the compensation to be received by the broker- dealer can certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for our Common Stock and could limit your ability to sell your securities in the secondary market.

           As of September 18, 2001, there was one class of common equity held by 36 holders of record, including those held in street name.


DIVIDENDS

           No dividends have been declared to date. There are no restrictions which affect or are likely to affect our ability to pay dividends in the future. However, we do not expect to pay dividends in the foreseeable future.

OPTIONS, WARRANTS AND RESTRICTED SECURITIES

           The exercise of outstanding options and warrants may adversely affect our stock price and your percentage ownership. As of September 18, 2001, there were outstanding warrants and options to purchase 1,209,000 shares of our common stock, including the Commitment Warrants to purchase 780,000 shares that were issued to Swartz under the Investment Agreement. In addition, we have granted options to our executives exercisable over the next three years for up to 900,000 shares. See "MANAGEMENT--EMPLOYMENT AND RELATED AGREEMENTS." The exercise of stock options and warrants that are presently outstanding or may be issued in the future will dilute the percentage ownership of our other stockholders.

          We have issued "restricted securities" to investors which are being registered in this offering that may be eligible for resale pursuant to Rule 144 under the Securities Act either now or in the future, subject to expiration of the restricted period prescribed by Rule 144. As of September 18, 2001, these restricted securities in the aggregate represent 5.8% of our outstanding common stock and may be eligible for resale under Rule 144 during the months and in the amounts specified below:

                     DATE AVAILABLE                           NUMBER OF SHARES
                     FOR RESALE

                     December 2001                            358,000
                     January 2002                              73,000
                     February 2002                             30,000
                     March 2002                                45,000
                     April 2002                                30,303
                     June 2002                                  3,000
                                                              -------
                               Total                          539,303


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations for the Period ended December 31, 2000 Compared with the Six Months Ended June 30, 2001

           The following table sets forth certain statement of operations data for Valesc NJ, a New Jersey corporation we acquired on March 22, 2001, for the period from inception (October 26, 2000) to December 31, 2000 and for the six months ended June 30, 2001.



                           Period From
                         October 26, 2000            Six Months Ended
                      (date of inception) to          June 30, 2001
                        December 31, 2000              (unaudited)
                            (restated)                  (restated)
                            ----------                  ----------
Revenue                    $    --                       $  --
Operating Expenses          193,500                       624,930
Net Loss                   (193,500)                     (624,930)


REVENUE

           We have not yet commenced operations and have had no revenues to date.

OPERATING EXPENSES

           We have lost money since our formation on June 2, 2000. During the six months ended June 30, 2001, our operating expenses increased to $614,942 from $193,500 for the previous period, primarily as a result of (i) travel and associated costs related to the identifying acquisition targets, (ii) costs and fees related to the preparation of our registration statement and (iii) costs related to our acquisition of Valesc NJ.

NET LOSS

           Our net loss has increased as a result of the increase in our operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

           On December 31, 2000, we had cash and cash equivalents of $24,667, negative working capital of $102,311 and a stockholder's equity (deficit) of ($101,000). On June 30, 2001, we had cash and cash equivalents of $53,173, negative working capital of $395,163 and a stockholder's equity (deficit) of ($388,273).

           We received $92,500 during the period ending December 31, 2000 from equity financings, and $166,382 during the six months ended June 30, 2001 from debt and equity financings. Cash used in operating activities was $66,404 during the period ended December 31, 2000, and $137,876 during the six months ended June 30, 2001.

           As a result of our net losses to December 31, 2000 and accumulated deficit since inception, our accountants, in their report on our financial statements for the period ended December 31, 2000, included an explanatory paragraph indicating there is substantial doubt about our ability to continue as a going concern. The time and money required before we can begin the operational phase of our business plan and implement our acquisition strategy cannot be estimated with precision. We expect significant expenditures associated with entering into the operational phase, including the cost of accounting and legal work associated with the acquisitions, the cash cost of the acquisitions and the cost of developing sufficient infrastructure resources and staff to implement the acquisition plan.

SIGNIFICANT COMMITMENTS

           We have no significant financial commitments beyond customary payables and employment contacts. All of our debt is categorized as long-term, as it will not be due within one year. Our potential financial obligation to Swartz Private Equity resulting from the non-usage provisions of our Investment Agreement with Swartz will not result in a liability, if at all, until at least two years from the date of effectiveness of this registration statement.



                                PLAN OF OPERATION

           During the next twelve months, we intend to devote all of our time to acquiring manufacturers' representatives, some of whom may also be distributors, engaged in the sale of medical products generally costing less than $10,000. Our typical acquisition target has one or two principals, four to six sales persons, two to three persons performing administrative functions and generates annual sales commissions of $1 million to $2.5 million. These target acquisitions represent manufacturers which have no internal sales organizations.

           We will need approximately $250,000 in cash to fund the necessary due diligence expenses related to our acquisition plan, including the cost of accountants performing audits of the financial statements of our targets. To reduce these costs, we are attempting to seek recoupment of certain audit fees over a three year period from the principals of the targeted companies. We intend to use our securities as the principal medium of payment for all acquisitions. However, to the extent certain cash payments are required, we will attempt to minimize those payments in view of our lack of cash.

           We have entered into five non-binding letters of intent with small medical products sales organizations, subject to the completion of this public offering and satisfaction of our due diligence, which usually have the following general characteristics: (i) 80% or more of the payment is to be in our stock with the remainder in cash; (ii) the existence and terms are confidential until the acquisition is completed; (iii) salaries to key executives are based on gross revenues and gross profits; (iv) the seller has the right to repurchase their company with the return of the originally issued number of shares after three years if we do not have a market capitalization of $25 million or earnings per share of $0.15; (v) termination dates; and (vi) subject to our due diligence. None of these possible acquisition targets have audited financial statements. The additional capital currently being raised and a portion of the proceeds from the sale of our stock to Swartz will be used for audit fees received both before and, if completed, after each acquisition.

           To date we have raised approximately $339,000. As of June 30, 2001, we had an accumulated deficit of $818,430. Because the amount of money we can obtain under the Investment Agreement with Swartz is subject to certain conditions, including the continuing effectiveness of a registration statement covering the resale of the shares sold, a limitation on the number of shares we may Put based on the trading volume and price of our common stock, and the continued listing of the common stock on an exchange, we are not relying upon significant funds from this potential source of capital during the next twelve months.


           Because of the nature of the businesses we intend to acquire, we do not anticipate any product research and development costs, and we do not intend to conduct any research and product development during the next twelve months. However, we anticipate spending at least $100,000 toward the development and implementation of a proprietary software platform designed for this industry and the type of sales organizations we intend to acquire. Because the targeted companies are engaged in the sale and distribution of medical products manufactured by others, we do not have any plans to purchase a plant or significant equipment during the next twelve months. It is anticipated that the employees of the companies we acquire will become either our employees or employees of our wholly owned subsidiaries.

                             BUSINESS OF THE COMPANY

HISTORICAL BACKGROUND

           We were incorporated on June 2, 2000 in the State of Delaware under the name NetCentral Capital Fund, Inc. We were formed as a development stage company for the specific purpose of becoming a reporting company with a class of registered securities to enable us to be in a better position to seek suitable acquisitions. On September 5, 2000, we filed a Form 10-SB General Form for Registration of Securities of Small Business Issuers. We have no operations and we are not yet cleared by the National Association of Securities Dealers, Inc. for an unpriced quotation in the over-the-counter Bulletin Board. We are seeking such a clearance so that there is a basis for a meaningful market to permit trading in registered shares issued to consultants and to facilitate successful negotiations of potential acquisition targets. William Tay was the sole director, officer and shareholder of NetCentral.

           On March 22, 2001 we acquired Valesc Inc., a New Jersey corporation ("Valesc NJ") for 8,964,008 shares of common stock, which we exchanged on a 1-for-1 basis with Valesc NJ stock. In anticipation of the acquisition, we executed a 1-for-18.04 reverse stock split that left us with 277,237 shares outstanding, and Valesc NJ executed a 2-for-1 stock split. As a result of the merger, Atlas Holdings Inc., the controlling shareholder of Valesc NJ, now owns 8,458,008 or 90.4% of our common stock. Atlas Holdings is owned 50% by Jeremy Kraus, our Chairman and Chief Executive Officer, 12.5% by Garrett Miller, our Vice President and Director, and 25% by Samuel Cohen, our President and Director.

           In connection with a simultaneous change of management upon consummation of the merger, we changed our name to Valesc Inc. The basis for our name is the Latin word VALESCO which means to grow strong.

           On March 22, 2001, William Tay resigned as an officer and director. Our new officers and directors are Jeremy Kraus, Samuel Cohen and Garrett Miller.

BUSINESS

           Our operations to date have been confined to raising capital, formulating our acquisition strategy, identifying viable targets, entering into non-binding letters of intent and working with Thaumaturgix, Inc. to design a software platform to administer these possible acquisitions. Our immediate goal is to acquire manufacturers' representatives, some of whom may also be distributors, engaged in the sale of the following types of medical products including: surgical and imaging devices; cardiac, lab, respiratory, analytical and patient monitoring equipment; lasers; catheters; artificial limbs and joints; growth stimulators; implants and braces and screws. Since the initially- targeted medical sales organizations are small companies, we intend to consolidate and maintain the business administration so that the principals and employees of the acquired companies can concentrate on sales. To enhance the perceived economics of scale and cost savings due to the elimination of duplicate personnel and functions, we are developing a software platform specifically designed to facilitate administration and marketing for sales organizations whose revenues are principally based on commissions. Our proposed acquisition targets represent manufacturers and distributors which do not have their own internal sales organizations. Our typical acquisition target has one or two principals, four to six sales persons and two to three persons performing administrative functions, and generates annual sales commissions of $1 million to $2.5 million.

COMPETITION

           The sale of medical products retailing for less than $10,000 is currently dominated by the sales organizations of Fortune 500 and other very large companies. There are also numerous small, independent manufacturers' representatives, such as the types of target companies we seek to acquire, who are engaged in this business. All of the companies presently engaged in this business are better financed and have a longer operating history than we do. Even if we are successful in making a number of acquisitions, we would still be considered an insignificant factor in the sale of medical products retailing for less than $10,000.

EMPLOYEES

           We have three full-time employees, who are also our officers and directors.

DESCRIPTION OF PROPERTY

           We do not own or rent any significant physical properties. Upon completion of this offering and our first acquisition, we will then seek an office for our headquarters. No decision has been made at this time as to where our headquarters will be located.

LEGAL PROCEEDINGS

           We are currently not a party to any material pending legal proceeding, nor do we know of any proceeding that any governmental authority or anyone else may be contemplating against us. One of the shareholders of a predecessor to Atlas Holdings Inc., our controlling shareholder, filed a suit against its predecessor seeking more shares which, if successful, would have made him an owner of more than 10% of Atlas Holdings' stock. That case was dismissed for failure to prosecute. Atlas Holdings has advised us that it believes this suit against its predecessor was without merit and that there are valid and meritorious defenses to such claims if the suit is refiled.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following are the names, ages and current positions of each of our directors and executive officers:

     NAME                 AGE          POSITION
     ----                 ---          --------
     Jeremy Kraus          25        Director, Chairman of the Board of
                                     Directors and Chief Executive Officer

     Samuel Cohen          24        Director and President (and acting chief
                                     financial and accounting officer)

     Garrett Miller        24        Director and Vice President

           The following is a description of the qualifications and experience of each of our current directors and executive officers:

           Jeremy Kraus is the Chairman of the Board of Directors and Chief Executive Officer and has served in this capacity since October 2000. Prior to this appointment, Mr. Kraus served as Chairman and Chief Executive Officer of Jeremy's MicroBatch Ice Creams for approximately three years. He was named one of Brand Week magazine's "40 under 40 to Watch" in 1999, as well as a "One to Watch" in 1999 by the Philadelphia Business Journal. In addition, Mr. Kraus was named 1997 Pennsylvania Young Entrepreneur of the Year by governor Tom Ridge. Mr. Kraus is a 1998 graduate of the Wharton School of the University of Pennsylvania, where he received a B.S. in economics.

           Samuel Cohen is a Director and the President of the Company and has served in this capacity since October 2000. Prior to this appointment, Mr. Cohen served as Chief Operating Officer of Jeremy's MicroBatch Ice Creams for approximately two years and as a Product Design Consultant for Rosenbluth International for two years. Mr. Cohen was named one of the "Top 100 Marketers of the Year" in 1999 by Advertising Age magazine. Mr. Cohen is a 1998 graduate of the Wharton School of the University of Pennsylvania, where he received a B.S. in economics.

           Garrett Miller is a Director and the Vice President of the Company and has served in this capacity since October 2000. Prior to this appointment, Mr. Miller served as management data contact for Mount Lucas Management, a hedge fund in Princeton, New Jersey, for approximately one year, and in 2000 Mr. Miller was a member of the U.S. Olympic Rowing Team that competed in Sydney, Australia. Mr. Miller is a 1999 graduate of the Wharton School of the University of Pennsylvania, where he received a B.S. in economics.

           There are no family relationships among the directors or executive officers.

           Directors serve until the next annual meeting or until their successors are qualified and elected. Officers serve at the discretion of the Board of Directors.

           During the past five years, none of our directors or executive officers has:

           (1) been general partner or executive officer of a business at the time a bankruptcy petition was filed by, or against it, or a receiver, fiscal agent or similar officer was appointed by a court for it or its property;

           (2) been convicted in a criminal proceeding and are not currently a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

           (3) been subject to an order, judgment or decree, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or

           (4) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, or the Commodity Futures Trading Commission, to have violated a federal of state securities or commodities law.

COMPENSATION

           The following table provides information relating to compensation for the period from our formation on June 2, 2000 through December 31, 2000, and for the six months ended June 30, 2001, for each of our executive officers. The amounts shown include compensation for services in all capacities provided to us.


                                          ANNUAL          LONG-TERM
                                       COMPENSATION      COMPENSATION
                                                            AWARDS
                                       ------------      -------------
NAME AND             PERIOD               SALARY          SECURITIES       ALL OTHER
PRINCIPAL                                                 UNDERLYING     COMPENSATION
POSITION                                                    OPTIONS
---------           --------           -------------     -------------   -------------

JEREMY KRAUS         10/24/00             $14,000             --              --
Chief Executive      to 12/31/00(1)
Officer
                     1/1/01               $25,000(3)         300,000(4)       --
                     to 6/30/01(2)

SAMUEL COHEN         10/24/00             $14,000             --              --
President            to 12/31/00(1)

                     1/1/01
                     to 6/30/01(2)        $25,000(3)         300,000(4)       --

GARRETT MILLER       1/1/01               $25,000(3)         300,000(4)       --
Vice President       to 6/30/01(2)

WILLIAM TAY          6/2/00                --                 --              --
(Chief Executive     to 12/31/00
Officer
prior to Merger)     1/1/01                --                 --            $75,000(5)
                     to 3/22/01



(1) Jeremy Kraus and Samuel Cohen began working for Valesc NJ upon its formation on October 24, 2000. We subsequently acquired Valesc NJ on March 22, 2001.

(2) Our current executive officers were appointed in connection with the closing of the merger on March 22, 2001. However, for services rendered prior to that date, we have entered into employment agreements with each of our current executive officers effective January 1, 2001. The terms of these agreements are substantially identical. See "MANAGEMENT--EMPLOYMENT AND RELATED AGREEMENTS".

(3) As of June 30, 2001, all salary was accrued and unpaid, except $11,500 paid to Jeremy Kraus, $11,500 paid to Samuel Cohen, and $2,500 paid to Garrett Miller.

(4) Options vest in three tranches of 100,000 shares each on December 31, 2001, 2002 and 2003. See "MANAGEMENT--EMPLOYMENT AND RELATED AGREEMENTS".

(5) On March 2, 2001, Valesc NJ entered into an agreement with William Tay for consulting services. See "BUSINESS OF THE COMPANY--HISTORICAL BACKGROUND." The agreement provides for a total of $75,000 payable to Mr. Tay in installments from April 2001 through August 2001. To date we have paid approximately $44,000 under the agreement and will seek an extension for remaining payments.



EMPLOYMENT AND RELATED AGREEMENTS

           Effective January 1, 2001, we entered into employment agreements with each of our executive officers containing identical terms. The agreements may be summarized as follows: (A) initial term of three years, with automatic one-year renewal terms thereafter; (B) during each year of the first three years, each executive shall receive: (i) during the first year, an annual base salary equal to the greater of (a) $50,000 or (b) 2.5% of our total revenue for such year, up to a maximum of $150,000; (ii) during the second year, an annual base salary equal to the greater of (a) $55,000 or (b) 2.5% of our total revenue for such year, up to a maximum of $165,000; and (iii) during the third year, an annual base salary equal to the greater of (a) $60,500 or (b) 2.5% of our total revenue for such year, up to a maximum of $181,500; (C) the Board of Directors may consider one or more increases in the salary payable to the executive in respect of any renewal term; (D) in the event we are not in a position, due to our then-current financial situation, to make any salary payment(s) to the executives, the unpaid salary shall accrue without interest; (E) all accrued and unpaid salary shall be immediately due and payable upon the occurrence of any "change of control", defined as the sale of a controlling interest in our capital stock to one or more buyers acting in concert, the sale of all or substantially all of our assets, or any corporate merger or consolidation resulting in one or more parties, who did not previously hold a controlling interest in our capital stock, owning a controlling interest in our capital stock or our successor entity; (F) the executives shall be eligible to participate in bonuses awarded to senior management to the extent that such bonuses are awarded or authorized by the Board of Directors from time to time.

           The total payments deferred pursuant to clause (D) above as of June 30, 2001 is $49,500.

           In addition to the foregoing, each executive has been granted the option to purchase a total of 300,000 shares of common stock in equal installments of 100,000 shares at the end of each year of employment. The options are exercisable for a period of three years following the date of vesting, and the exercise price is as follows: (i) $.25 per share for the 100,000 shares that vest after the first year; (ii) $.50 per share for the 100,000 shares that vest after the second year; and (iii) $.75 per share for the 100,000 shares that vest after the third year. In the event the executive is terminated "without cause" by us or the executive terminates his employment
"for good reason", any options then outstanding that have neither vested nor been terminated as of such date shall vest and become subject to purchase by the executive.

INCENTIVE STOCK OPTIONS

           Under our stock option incentive plan approved on April 1, 2001, directors and executive officers may receive options to purchase our common stock. No options may be granted at less than fair market value on the date of the grant. To date, no options have been granted to our directors or executive officers under the plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth information furnished to us with respect to the beneficial ownership of our common stock by (i) each executive officer, director and nominee, and by all directors and executive officers as a group, and (ii) each beneficial owner of more than five percent of our outstanding common stock, in each case as of September 18, 2001. Unless otherwise indicated, each of the persons listed has sole voting and dispositive power with respect to the shares shown as beneficially owned.


TITLE            NAME OF                 AMOUNT AND NATURE OF   PERCENT OF
OF CLASS         BENEFICIAL OWNER        BENEFICIAL OWNERSHIP   CLASS
--------         --------------------    --------------------   ----------

Common           Jeremy Kraus                 4,227,724*            45%
Stock            Chairman and Chief
                 Executive Officer

Common           Samuel Cohen                 2,113,862*            23%
Stock            President and
                 Director

Common           Garrett Miller               1,056,931*            11%
Stock            Vice President
                 and Director

                                              ---------             ----
         Total (all directors and             7,398,517             79%
         executive officers as a group)

* Beneficially owned through Atlas Holdings Inc., which owns 90.4% of our common stock and is owned 50% by Jeremy Kraus, our Chairman and Chief Executive Officer, 12.5% by Garrett Miller, our Vice President and Director, and 25% by Samuel Cohen, our President and Director.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

           On September 5, 2001, we decided to terminate our relationship with our independent accountants, Stan J.H. Lee, CPA, and engaged Grant Thornton LLP as our independent accountants to audit and report on our financial statements for the period from June 2, 2000 to December 31, 2000. Our Board of Directors approved this decision.

           Stan Lee's reports since our formation on June 2, 2000 do not contain any adverse opinion or a disclaimer of opinion, nor are they qualified or modified as to uncertainty, audit scope or accounting principles.

           Stan Lee was the beneficial owner of 14,700 shares of our common stock issued on April 20, 2001 upon exercise of an option granted by Valesc NJ, a company we acquired, pursuant to a consulting agreement between Valesc NJ and Stan Lee dated March 2, 2001, for services rendered in connection with the acquisition. Stan Lee's shares should have been cancelled following the acquisition because Stan Lee continued as our independent auditor. On August 23, 2001, we cancelled Stan Lee's shares pursuant to a Stock Cancellation Agreement between us and Stan Lee.

           For our first fiscal period ending December 31, 2000 and the interim period through September 5, 2001, we did not have any disagreements with Stan Lee on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Stan Lee, would have caused Stan Lee to make a reference to the subject matter of the disagreement(s) in connection with its report.

           For our first fiscal period ending December 31, 2000 and the interim period through September 5, 2001, there were no reportable events with Stan Lee as described in Item 304(a)(1)(iv)(B) of Regulation S-B.

           At no time during our first fiscal period ending December 31, 2000 and the interim period through September 5, 2001, and prior to engaging Grant Thornton, did we consult Grant Thornton regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was the subject of a disagreement as defined in paragraph 304(a)(1)(iv)(A) of Regulation S-B and the related instructions or a reportable event described in paragraph 304(a)(1)(iv)(B).


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

           Our Financial Statements included in this registration statement have been audited by Grant Thornton LLP, New York, New York, independent certified public accountants, to the extent, and for the periods set forth in their report thereon, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


       DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                 ACT LIABILITIES

           We have agreed to indemnify Swartz, including its owners, employees, investors and agents, from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment agreement, the registration rights agreement, other related agreements, or this registration statement. We have also agreed to indemnify these persons for any claims based on violation of Section 5 of the Securities Act caused by the integration of the private sale of our common stock to Swartz and the public offering pursuant to the registration statement.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons by the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           On March 23, 2001, Edward Kraus loaned us $23,000 pursuant to a Debenture and Warrant Purchase Agreement with an interest rate of 14%. The agreement provides warrants for the purchase of up to 100,000 shares of common stock at $.10 per share, exercisable until February 1, 2003. Edward Kraus is the father of Jeremy Kraus, our Chairman and Chief Executive Officer.

           On July 26, 2001, Harry Kraus loaned us $10,000 pursuant to a Debenture and Warrant Purchase Agreement with an interest rate of 14%. The agreement provides warrants for the purchase of up to 25,000 shares of common stock at $.01 per share, exercisable until February 1, 2003. Harry Kraus is the uncle of Jeremy Kraus, our Chairman and Chief Executive Officer.

           On April 20, 2001, Milton and Golda Toorans loaned us $20,000 pursuant to a Debenture and Warrant Purchase Agreement with an interest rate of 14%. The agreement provides warrants for the purchase of up to 50,000 shares of common stock at $.01 per share, exercisable until February 1, 2003. Milton and Golda Toorans are the grandparents of Jeremy Kraus, our Chairman and Chief Executive Officer.

           We entered into employment agreements with each of our three executive officers providing base salaries and options. See
"MANAGEMENT--EMPLOYMENT AND RELATED AGREEMENTS."

           On January 1, 2001, we entered into an agreement with Garrett Miller appointing Mr. Miller as a director and providing compensation of $3,000 per month, a 4% equity interest and a 10% commission to Mr. Miller, payable in cash or stock, on total capital raised for us as a result of Mr. Miller's introductions. Mr. Miller earned a total of $12,000 in commissions under the agreement. On March 22, 2001, Mr. Miller's commission earnings and remaining equity were exchanged for a 12.5% equity interest in Atlas Holdings Inc., and all commission arrangements with Mr. Miller were eliminated. Atlas Holdings is also owned 50% by Jeremy Kraus, our Chairman and Chief Executive Officer, 25% by Samuel Cohen, our President and Director, and the remaining 12.5% is owned by approximately nine persons, four of whom are related to Jeremy Kraus.

           On March 2, 2001, Valesc NJ entered into an agreement with William Tay, our sole director, officer and shareholder at the time, to compensate Mr. Tay for consulting services in connection with the acquisition of Valesc NJ. See "BUSINESS OF THE COMPANY--HISTORICAL BACKGROUND." The agreement provides for a total of $75,000 payable to Mr. Tay in installments from April 2001 through August 2001. To date we have paid approximately $44,000 under the agreement and will seek an extension for remaining payments.

           One of the potential acquisition targets with whom we have executed a non-binding letter of intent (see "PLAN OF OPERATION") is a company owned 17.3% by Atlas Holdings Inc., our controlling shareholder, 13.6% by Edward Kraus, Jeremy Kraus's father, and 31.3% and 25.4%, respectively, by Harry Kraus and Robert Kraus, Jeremy Kraus's uncles. In the event we were to proceed with this possible acquisition, we would expect to obtain a customary fairness opinion.

                       FINANCIAL STATEMENTS AND REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                                   VALESC INC.

            December 31, 2000 and the six months ended June 30, 2001





                                    I N D E X



                                                                        PAGE


Report of Independent Certified Public Accountants                       F-2


Financial Statements

       Balance Sheets                                                    F-3

       Statements of Operations                                          F-4

       Statement of Shareholders' Equity                                 F-5

       Statements of Cash Flows                                          F-6

       Notes to Financial Statements                                  F-7 - F-18

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Stockholders and Board of Directors
    VALESC INC.


We have audited the accompanying balance sheet of Valesc Inc. (a development stage entity) as of December 31, 2000, and the related statements of operations, shareholders' equity and cash flows for the period from inception (October 26, 2000) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valesc Inc. as of December 31, 2000, and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Valesc Inc. will continue as a going concern. As more fully described in Note B, the Company has incurred operating losses and negative cash flows from operations, which resulted in an accumulated deficit, and shareholders' deficiency at December 31, 2000. Further, the Company does not yet have an operating business. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.




New York, New York
September 10, 2001




                                   Valesc Inc.
                          (a development stage entity)
                                 BALANCE SHEETS


                                    ASSETS                             DECEMBER 31,   June 30,
                                                                           2000         2001
                                                                        (restated)   (restated)
                                                                                     (unaudited)
                                                                      -------------------------

Current assets
Cash                                                                      $  24,667    $  53,173
                                                                          ---------    ---------
                Total current assets                                         24,667       53,173

Property and equipment, net of accumulated
     depreciation of $119 at December                                         1,310          953
     31, 2000 and $477 at June 30, 2001
Deferred financing costs, net of accumulated
     amortization of $871 at June 30, 2001                                     --         38,909
                                                                          ---------    ---------

                                                                          $  25,978    $  93,035
                                                                          =========    =========


              LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current liabilities
    Accounts payable                                                      $   3,367    $ 175,080
    Accrued expenses and other current liabilities                          123,611      223,756
    Officers' salaries payable                                                 --         49,500
                                                                          ---------    ---------

                Total current liabilities                                   126,978      448,336

Notes payable - long term, net of debt discount
     of $65,028 at June 30, 2001                                               --         32,972
                                                                          ---------    ---------

                Total liabilities                                           126,978      481,308

Commitments and contingencies

Shareholders' equity
    Preferred stock; $.0001 par value; 20,000,000 shares
          authorized, none issued and outstanding                              --           --
    Common stock, $.0001 par value; 100,000,000 shares
        Authorized; 8,776,008 and 9,352,548 shares issued and                    19           39
        outstanding at December 31, 2000 and June 30, 2001
        respectively
    Additional paid-in capital                                               92,481      430,118
    Accumulated deficit                                                    (193,500)    (818,430)
                                                                          ---------    ---------

                Total shareholders' equity (deficiency)                    (101,000)    (388,273)
                                                                          ---------    ---------

                Total liabilities and shareholders' equity (deficiency)   $  25,978    $  93,035
                                                                          =========    =========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.



                                   Valesc Inc.
                          (a development stage entity)
                            STATEMENTS OF OPERATIONS






                                                    PERIOD FROM
                                                  OCTOBER 26, 2000                 OCTOBER 26, 2000
                                                (date of inception) SIX MONTHS   (date of inception)
                                                  to DECEMBER 31,  ENDED JUNE 30,   TO JUNE 30,
                                                       2000            2001             2001
                                                     (restated)     (restated)       (restated)
                                                                    (unaudited)      (unaudited)
                                                     ----------     ----------       -----------

Net sales                                                   --             --          --


Selling, general and administrative expenses             193,500        417,862         611,362
Equity based compensation expense                           --          122,080         122,080
Merger expense                                              --           75,000          75,000
                                                     -----------    -----------      ----------

Total expenses                                           193,500        614,942         808,442
                                                     -----------    -----------      ----------


Loss from operations                                    (193,500)      (614,942)       (808,442)


    Interest expense (including noncash accretion
       of interest of $7,856 in 2001)                      --            9,988            9,988
                                                     -----------    -----------      ----------

                NET LOSS                             $  (193,500)   $  (624,930)       (818,430)
                                                     ===========    ===========      ==========


Basic and diluted loss per share                     ($      .02)   ($      .07)
     (as adjusted for stock split)
                                                     -----------    -----------

Weighted average shares outstanding used in
Computing basic and diluted loss per common share      8,690,008      9,090,599
(As adjusted for stock split)
                                                     -----------    -----------





THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.




                                   Valesc Inc.
                           (a development stage entity)
                 STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)

        Period from inception (October 26, 2000) to December 31, 2000 and six months ended June 30, 2001(unaudited)




                                                                         COMMON STOCK                                  TOTAL
                                                                   ---------------------     ADDITIONAL             SHAREHOLDERS'
                                                                     NUMBER        PAR        PAID-IN   ACCUMULATED    EQUITY
                                                                  OF SHARES       VALUE      CAPITAL     DEFICIT   (DEFICIENCY)
                                                                   ---------       -----      -------     -------   ------------


Balance, October 15, 2000 (date of inception)                           --      $    --      $   --     $    --      $   --
Issuance of common stock to founders                               4,203,004         --
Issuance of common stock to cash investors                           185,000           19      92,481        --         92,500
Net loss for period ended December 31, 2000                             --           --          --      (193,500)    (193,500)
                                                                  ----------    ---------    --------   ---------    ---------

Balance, December 31, 2000 (RESTATED)                              4,388,004           19      92,481    (193,500)    (101,000)


Contribution of cash by founders                                        --           --         4,017                    4,017
Issuance of common stock to cash investors                           127,303           13      64,237                   64,250
Issuance of common stock for services rendered, net                   78,000            7      34,293                   34,300
Allocation of a portion of proceeds of notes payable
    to warrants                                                                                73,230                   73,230
2:1 Stock split                                                    4,482,004         --          --                       --
Shares issued in connection with merger                              277,237         --          --                       --
Compensatory charge - stock options to officers                                                37,500                   37,500
Compensatory charge - warrant issued with equity line of credit         --           --        39,780                   39,780
Compensatory charge - shares of Atlas issued to an
     officer of the Company                                             --           --        84,580                   84,580
Net loss for six months ended June 30, 2001 (unaudited)                 --           --          --      (624,930)    (624,930)
                                                                  ----------    ---------    --------   ---------    ---------

BALANCE, JUNE 30, 2001 (UNAUDITED) (RESTATED)                      9,352,548    $      39    $430,118   $(818,430)   $(388,273)
                                                                  ==========    =========    ========   =========    =========




THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT.



                                   Valesc Inc.
                          (a development stage entity)
                            STATEMENTS OF CASH FLOWS



                                                          PERIOD FROM
                                                        OCTOBER 26, 2000                 OCTOBER 26, 2000
                                                      (date of inception)  SIX MONTHS  (date of inception)
                                                        to DECEMBER 31,  ENDED JUNE 30,   TO JUNE 30,
                                                             2000            2001             2001
                                                           (restated)     (restated)      (restated)
                                                                          (unaudited)     (unaudited)
                                                           ----------     ----------       -----------
Cash flows from operating activities
    Net loss                                                  $(193,500)   $(624,930)      $ (818,430)
    Adjustments to reconcile net loss to net cash used in
       operating activities
         Depreciation and amortization                              119        1,229            1,348
         Equity-based compensation for services                    --        122,080          122,080
         Noncash interest accretion                                --          7,856            7,856
         Changes in assets and liabilities
             Accrued officers salaries                             --         49,500           49,500
             Accounts payable                                     3,366      171,713          175,079
             Accrued expenses and other current liabilities     123,611      134,676          258,287
                                                              ---------    ---------       ----------


           Net cash used in operating activities                (66,404)    (137,876)        (204,280)

Cash flows from investing activities
    Purchase of equipment                                        (1,429)        --             (1,429)
                                                              ---------    ---------       ----------

           Net cash used in investing activities                 (1,429)        --             (1,429)
                                                              ---------    ---------       ----------

Cash flows from financing activities

    Proceeds from notes payable                                    --         98,000           98,000
    Contribution of cash by founders                                           4,017            4,017
    Proceeds from private placements and issuances of stock      92,500       64,365          156,865
                                                              ---------    ---------       ----------

           Net cash provided by financing activities             92,500      166,382          258,882
                                                              ---------    ---------       ----------

           Net increase in cash                                  24,667       28,506           53,173

Cash at beginning of period                                        --         24,667            --
                                                              ---------    ---------       ----------

Cash at end of period                                         $  24,667    $  53,173       $   53,173
                                                              =========    ---------       ----------

Supplemental disclosures of cash flow information:
    Cash paid during the period for
       Interest                                               $    --      $   --          $    --
                                                              =========    =========       ==========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                   Valesc Inc.
                          ( a development stage entity)
                          NOTES TO FINANCIAL STATEMENTS

                 December 31, 2000 and June 30, 2001 (unaudited)



NOTE A - DESCRIPTION OF BUSINESS

      1.   DESCRIPTION OF BUSINESS ENTITIES

           Valesc Inc., a New Jersey corporation ("Valesc NJ") was incorporated on October 26, 2000, and at the date of inception was owned 100% by Atlas Holdings Inc. On March 21, 2001, Valesc NJ executed a 2:1 stock split. All shares and per share amounts have been restated to retroactively reflect the stock split. The stock split did not change the authorized number of shares or par value. Atlas Holdings is owned 50% by Jeremy Kraus, the Company's Chairman and Chief Executive Officer, 25% by Samuel Cohen, the Company's President and Director and, 12.5% by Garrett Miller, the Company's Vice President and Director.

           NetCentral Capital Fund, Inc. ("NetCentral") was incorporated in the State of Delaware on June 2, 2000, for the specific purpose of providing a method, through a merger or otherwise, for a foreign or domestic private company to become a reporting company with a class of registered securities. NetCentral had a single shareholder. It had no operating business from the date of inception until March 22, 2001. At March 22, 2001, NetCentral had no net assets. From inception through March 22, 2001 NetCentral had no revenues and expenses of approximately $30,000 of professional fees relating to the formation. On March 21, 2001, NetCentral had a 1:18.04 reverse stock split, and thereafter had 277,237 shares outstanding.

      2.   DESCRIPTION OF MERGER

           On March 22, 2001, Valesc NJ was acquired by NetCentral (the "Merger") for 8,964,008 shares of Common Stock, which were exchanged on a 1-for-1 basis with Valesc NJ stock. Simultaneously therewith, the Directors of NetCentral resigned, and the Company was renamed "Valesc Inc." (the "Company"). After the Merger, Atlas Holdings Inc. owned 8,458,548 or 90.4% of the outstanding Common Stock of the Company.

                Under generally accepted accounting principles, the acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by Valesc NJ for the net monetary assets of NetCentral, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the post-reverse-acquisition comparative historical financial statements of the "legal acquirer" (NetCentral) are those of the "accounting acquirer" (Valesc NJ). Earnings (loss) per share ("EPS") are calculated to reflect the Company's change in capital structure for all periods presented.

Costs associated with merger were expensed as incurred.

      3.   DESCRIPTION OF BUSINESS PLAN

           The Company currently does not have any operations. The Company's immediate goal is to acquire profitable sales and distribution organizations offering medical products. The Company's ability to commence operations is contingent upon the Company's ability to identify a prospective target meeting the acquisition criteria, persuade the principals of the target to be acquired by the Company on favorable economic terms and raise the capital required through the issuance of equity securities, debt securities, bank borrowings or a combination thereof to properly finance the integration of these companies. The Company's plans include the development and completion of a software platform specifically designed for smaller sales and distribution organizations. The Company is in the development stage.

       4.   RESTATEMENT

           The financial statements (substantially all accounts) of the Company for the period ended December 31, 2000 and the six months ended June 30, 2001 have been restated. See Note I.


NOTE B - LIQUIDITY AND GOING CONCERN

      The accompanying financial statements of the Company have been prepared assuming the Company will continue as a going concern. No adjustment has been made for this uncertainty. The Company has invested a significant amount of its effort and cash in the development of its business plan. As of December 31, 2000, the Company had an accumulated deficit of approximately $193,000. For the period ended December 31, 2000, the Company had net losses of approximately $193,000, and generated negative cash flows from operations of $66,000. This trend continued for the first six months of 2001. The Company will be required to seek external financing to continue developing its business plan and to consummate planned acquisitions. Operating losses are expected to continue in 2001.


      Management's plans with respect to its liquidity issues include the following:

      -- The Company has obtained an "equity line of credit" which provides a financing vehicle for the Company - see Note D-4.

      -- The Company is in the process of completing the registration of its common stock, which would allow it to commence drawing on the "equity line of credit" and to consummate acquisitions.

      -- Completion of due diligence and financing arrangements to allow for the consummation of acquisitions.

      -- Raise additional funding through the sale of debt and equity instruments to fund activities.

      -- From July through September 2001, the Company received proceeds from the issuance of debt of $75,000.

      To date, the Company has supported its activities through debt and equity investments. Management plans to continue to seek the funding required to finance operations as the Company commences its business plan of locating suitable acquisition targets and consummating transactions to acquire such companies. Failure to find additional financing, create a public market for its stock, and consummate acquisition agreements could negatively impact the Company's ability to continue as a going concern.

NOTE C - ACCOUNTING POLICIES

      1.   EARNINGS (LOSS) PER SHARE

           Basic loss per share for the year ended December 31, 2000 is computed by dividing the loss for the period by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing the loss for the period by the weighted average number of common shares adjusted for the dilutive effect of any potential common shares issuable during the period. All amounts have been restated to reflect the stock split. The amount of options and warrants not considered in the loss per share calculation because their effect was antidilutive was 0 for the years ended December 31, 2000, and 1,165,000 for the six months ended June 30, 2001.

      2.   USE OF ESTIMATES

           The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions. Significant estimates that affect the financial statements include, but are not limited to, the valuation of options and warrants granted.

      3.   CONCENTRATIONS OF CREDIT RISK

           Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and trade accounts payable. The Company considers the book values of these investments to be indicative of their respective fair values.

      4.   CASH AND CASH EQUIVALENTS

           The Company considers all highly liquid short-term investments with maturities of 90 days or less when purchased to be cash equivalents.

      5.   PROPERTY AND EQUIPMENT

           Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization of assets are computed using the straight-line method over the estimated useful lives of the related assets which range from three to five years. For tax purposes, assets are depreciated using accelerated methods, as permitted by the Internal Revenue Code.

      6.   INCOME TAXES

           The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. A valuation allowance is recorded if it is "more likely than not" that some or a portion or all of a deferred tax asset will not be realized.

      7.   LONG-LIVED ASSETS AND IMPAIRMENT OF LONG-LIVED ASSETS

           The Company's long-lived assets include property and equipment, which are included in other assets.

                                   Valesc Inc.
                          (a development stage entity)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 December 31, 2000 and June 30, 2001 (unaudited)



NOTE C (CONTINUED)

           The Company records impairment losses on long-lived assets used in operations or expected to be disposed of when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No impairment losses were recorded in 2000.

    8.     RESEARCH AND DEVELOPMENT COSTS

           Research and development costs are expensed as incurred. The company has incurred no research and development expenses to date.

    9.     STOCK-BASED COMPENSATION

           As permitted by the Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," the Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation expense for stock options issued to employees is based on the difference, on the date of grant, between the fair value of the Company's stock and the exercise price of the option. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, or in Conjunction With Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty's performance is complete.

      10.  ADVERTISING COSTS

           Advertising costs are expensed when incurred. The company has incurred no advertising expenses to date.

      11.  RECENT ACCOUNTING PRONOUNCEMENTS

           In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments." SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair market value. Under certain circumstances, a portion of the derivative's gain or loss is initially reported as a component of income when the transaction affects earnings. For a derivative not designated as a hedging instrument, the gain or loss is recognized in the period of change. The Company believes that the adoption of SFAS 133 will have no impact on our financial position or results of operations.

           In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition," to provide guidance on the recognition, presentation, and disclosure of revenue in financial statements. The Company's policies on revenue recognition are consistent with this bulletin.

           In March 2000, the Financial Accounting Standards Board issued Financial Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensations - and Interpretation of APB No. 25." FIN 44 clarifies the application of APB 25 for certain issues including: (a) the definition of an employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the definition of the date of granting employee stock options, and (d) the accounting consequences of various modifications to the terms of a previously fixed stock option or award. FIN 44 became effective July 1, 2000, except for the provisions that relate to modifications that directly or indirectly reduce the exercise price of an award and the definition of an employee, which became effective after December 15, 1998. The Company adopted the provisions for the definition of the grant date for options whose grant was subject to stockholder approval.

      12.            INTERIM FINANCIAL STATEMENTS (unaudited)

           The accompanying balance sheet as of June 30, 2001 and the statements of operations for the six months ended June 30, 2001, stockholders' equity for the six months ended June 30, 2001 and cash flows for the six months ended June 30, 2001 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position as of June 30, 2001, results of operations and cash flows for the six months ended June 30, 2001. The financial data and other information disclosed in these notes to the financial statements related to these periods are unaudited. The results for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for the year ending December 31, 2001.

NOTE D - CAPITAL STOCK


           The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, $.0001 par value per share, and 20,000,000 shares of preferred stock, $.0001 par value per share. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid in the foreseeable future. Holders of Common Stock do not have preemptive rights to subscribe to any of our additional shares. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable and all of the shares of Common Stock offered hereby will be, upon issuance, fully paid and non-assessable. The Company has not designated any terms for the preferred stock.

                                   Valesc Inc.
                          (a development stage entity)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 December 31, 2000 and June 30, 2001 (unaudited)



NOTE D (CONTINUED)

      1. COMMON STOCK ISSUANCES
      During 2000, the Company issued 370,000 shares (as adjusted for the stock split) of common stock for aggregate net proceeds of $92,500. The shares were offered to employees, directors, related party investors and non-related investors.

      From January 1 to June 30, 2001, the Company issued 221,303 (as adjusted for the stock split) shares of common stock for aggregate net proceeds of $64,250. The shares were offered to employees, directors, related party investors and non-related investors.

      2. WARRANTS

      During the six months ended June 30, 2001, an aggregate of 265,000 warrants were issued in connection with the notes payable with a face value of $98,000 (See Note E). Proceeds of $73,230 were allocated to these warrants. The assumptions used in determining the warrant valuation using the Black-Scholes option pricing model are risk-free interest rate (4.72%), volatility factor (45%), fair value ($0.33) and term of warrants (1 - 2.5 years). Further, for purposes of this calculation the Company assumed the maximum number of warrants would be issued or the exercise price would be the lowest price indicated in the terms of the warrant agreement. The terms of these warrants are summarized as follows:

      -- 15,000 of these warrants are exercisable at $.25 per share through December 31, 2003.
      -- 50,000 of these warrants are exercisable at $.01 per share through February 1, 2004.
      -- 100,000 of these warrants are exercisable at $.10 per share through February 2, 2004.
      -- The Company also issued warrants with an exercise price of $.01 through December 19, 2003. The number of shares permitted to be exercised under these warrants is pre-set based upon the date the note payable is repaid - 60,000 if repaid prior to February 2, 2002, 75,000 if repaid between February 3, 2002 and August 1, 2002, and 100,000 if repaid after August 1, 2002.


      3. STOCK OPTION PLAN

      On April 6, 2001, the Company adopted a Stock Option Plan (the "Option Plan"). The Option Plan authorized the granting of both incentive and nonqualified stock options to employees for up to 1,500,000 shares of common or preferred stock to officers, directors and key employees. The objectives of the Option Plan include attracting and retaining the best personnel, providing for additional performance incentives, and promoting the success of the Company by providing employees with the opportunity to acquire both Common and Preferred Stock. Options under the Company's Option Plan generally vest over a four-year period, and generally expire ten years after the grant date.

                                   Valesc Inc.
                          (a development stage entity)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 December 31, 2000 and June 30, 2001 (unaudited)



NOTE D (CONTINUED)

      The status of the Company's employee stock option plan is summarized below:

                                                       Common      Weighted-
                                                       Stock        Average
                                                       Activity    Exercise
                                                                    Price


Activity for the period ending December 31, 2000
    Granted                                                  0       $--
                                                      --------

Outstanding at December 31, 2000                             0        --

    Activity for the period ending
          June 30, 2001 (unaudited)
    Granted                                            900,000       $   0.50
    Exercised                                             --
    Canceled                                              --
                                                      --------

Outstanding at June 30,2001 (unaudited)                900,000       $   0.50
                                                      ========

      300,000 of the granted shares become exercisable on each of December 31, 2001, 2002 and 2003.

      The Company accounts for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost for stock options is recognized for stock option awards granted at or above fair market value. As discussed in Note G-2, the Company has issued stock options to its three executive officers. The exercise price of the first-year element of the stock option grant is below the fair value of the Company's stock, therefore a compensation charge of $75,000, computed under the intrinsic value method, will be recognized over the one-year vesting period. The second and third-year elements contain an exercise price at or above the fair value of the Company's stock at the date of grant and therefore no compensatory charge has been recorded.

      The Company recorded expenses of $38,000 and $218,000 in the periods ended December 31, 2000 and March 31, 2001 for expenses incurred by several consultants, representing the estimated fair value of the services rendered. In March 2001, the Company issued equity instruments in lieu of cash for such expenses incurred. The Company initially issued 512,700 shares to such consultants pursuant to cashless-exercise agreements entered into to discharge the liabilities. In September 2001, the Company informed the consultants that the agreements were invalid and required revision. All but 78,000 of the initially issued shares were rescinded or cancelled. The Company continues to carry the costs of these services in accrued expenses for those consultants whose shares were rescinded or cancelled. The consultants who agreed to retain 70,000 of the 78,000 shares were required to enter into a promissory note (bearing interest at 3% per annum, commencing six months after issuance) to the Company for the fair value ($.33) of the shares granted. The promissory note requires payment of amounts due the Company upon sale of the underlying shares by the holder. The consultant holding 8,000 of such shares paid the Company for their shares in July 2001.

                                   Valesc Inc.
                          (a development stage entity)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 December 31, 2000 and June 30, 2001 (unaudited)

4. THE INVESTMENT AGREEMENT WITH SWARTZ

           On June 7, 2001 and as amended on August 29, 2001, the Company entered into an Investment Agreement with Swartz Institutional Finance ("Swartz") under which the Company, from time to time, has the option to issue Swartz shares of Common Stock up to a maximum aggregate offering amount of $20,000,000. Under the Investment Agreement, shares are issued to Swartz, and Swartz pays for the shares in transactions referred to as "Puts." The Company has the right, at its sole discretion, to put shares of its Common Stock, to Swartz, which Swartz must purchase, for a dollar amount of up to $2.0 million in each Put, subject to additional limitations on the timing of our exercise of Put rights and on the number of shares Swartz is obligated to purchase. The Company's right to Put shares to Swartz is for a period of three years beginning on the effective date of the registration statement of which this Prospectus is a part.

           The purchase price to be paid for the Put Shares by Swartz is equal to the lesser of (i) the Market Price (as defined below), minus $.09, or (ii) 91% of the Market Price. The "Market Price" for each Put equals the average of the two lowest volume weighted average trading prices of the shares of Common Stock during the Pricing Period (as defined below) for the applicable Put. The "Pricing Period" means, unless otherwise shortened under the terms of the Investment Agreement, the period beginning on the business day immediately following the Put Date (as defined below) and ending on and including the date which is 20 business days after such Put Date. The "Put Date" is the date that is specified in a written notice delivered to Swartz (the "Put Notice") in which the Company notifies Swartz of our intention to commence a Put.

           The Company has the option, on the date of notification to Swartz of a Put, to designate a minimum price for the shares to be purchased by Swartz in the Put which is no greater than the lesser of 80% of the closing bid price of our Common Stock on the day preceding the notice or the closing bid price on that day minus $.14. If the Company designates a minimum price, Swartz must pay at least that price for our Common Stock.

           As consideration for entering into the Investment Agreement, the Company granted to Swartz a warrant to purchase 780,000 shares of our Common Stock (the "Commitment Warrants"). The exercise price for the Commitment Warrants is: (1) for the first 260,000 shares, the price per share is $1.00; (2) for the second 260,000 shares, the exercise price per share is the lowest closing price of the Common Stock for the five trading days immediately preceding the date that is 30 calendar days after the date on which public trading of the Common Stock begins; and, (3) for the last 260,000 shares, the exercise price per share is the lowest closing price of the Common Stock for the five trading days immediately preceding the date that is 60 calendar days after the date on which public trading of the Common Stock begins. Since the Trading Initiation Date did not occur by September 5, 2001, then the exercise price for all Commitment Warrants shall be $1.00 per share, provided that on the date six months after the date of issuance of the warrants, or October 24, 2001, and on each six month anniversary thereafter, the exercise price is subject to adjustment based on the lowest closing price for the five trading days preceding the adjustment.

For financial reporting purposes, the Company computed the value of the warrant using the Black-Scholes model and assuming a $1.00 exercise price. The resultant value is considered a deferred offering cost and will be amortized over the life of the equity agreement. To the extent the exercise price per share is adjusted pursuant to the formulas mentioned above, the Company will record additional deferred offering costs. For the six months ended June 30, 2001, the Company recognized approximately $900 of the deferred offering cost as a charge to operations.

           The Put Shares have demand registration rights and the Commitment Warrants have piggyback registration rights, semi-annual reset provisions and a 5-year term. The Swartz agreement contains certain penalties if the Company does not execute minimum financings under this agreement.

5. TRANSACTION WITH GARRETT MILLER

           In January 2001, the Company entered into an agreement with Garrett Miller, whereby he would exchange purchased shares and earned (through investment commissions and equity-based compensation) shares of Valesc Inc. for shares of Atlas Holdings. The Company recorded a charge to operations of approximately 84,000 related to the equity-based compensation.


    NOTE E - NOTES PAYABLE

          1. RELATED PARTY NOTES
          During the first six months of 2001, the Company received advances from related parties aggregating $43,000. The terms of these advances were formalized in July 2001. These notes included detachable warrants summarized as follows:

               -- Warrants to purchase 100,000 shares at $.10 per share through February 2004 were issued to a note holder.
               -- Warrants to purchase 50,000 at $.01 per share through February 2004 were issued to a second note holder.

          Of the total proceeds of this financing, approximately $39,000 was allocated to warrants (Note C). Interest expense resulting from the accretion of the loan balance to its face value was approximately $7,300 for the six months ended June 30, 2001. Both loans bear interest at a rate of 14% per annum, all of which is included in accrued interest at June 30, 2001. Each of the notes are due in 2003, and are guaranteed by the company's officers and directors.

          2. NON-RELATED PARTY NOTES
          During the first six months of 2001, the Company issued notes to non-related parties aggregating $55,000. One loan ($5,000) bears interest at a rate of 10% per annum and the second loan ($50,000) bears interest at a rate of 14% per annum, all of which is included in accrued interest at June 30, 2001. $50,000 of these notes are due in December 2002 and $5000 due in September 2001. Payment of these notes are guaranteed by the company's officers and directors. These notes included detachable warrants summarized as follows:

           -- Warrants to purchase 15,000 shares at $.25 per share through December 31, 2003

           -- Warrants to purchase shares at $.01 per share through December 19, 2003. The number of shares exercisable is preset based upon the date the note payable is repaid (60,000 if repaid prior to February 2, 2002, 75,000 if repaid between February 3, 2002 and August 1, 2002, and 100,000 if repaid after August 1, 2002).

           Of the total proceeds of this financing, approximately $34,000 was allocated to warrants (Note C). Interest expense resulting from the accretion of the loan balance to its face value was approximately $500 for the six months ended June 30, 2001.

          NOTE F - INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement and income tax purposes under enacted tax law and rates. At December 31, 2000, the Company has a net operating loss carryforward of approximately $190,000, which expires in 2015. Deferred tax assets arising from these net operating loss carryforwards, organizational costs and certain accruals, are fully reserved due to the uncertainty of future utilization. The Company has fully reserved all deferred tax assets due to the uncertainty of realization.

     Changes in ownership resulting from transactions among our stockholders and sales of common stock by us under Section 382 of the Internal Revenue Code, may limit annual realization of the tax net operating loss carryforwards that could become available.

                                    Valesc Inc.
                           (a development stage entity)

                     NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  December 31, 2000 and June 30, 2001 (unaudited)



    NOTE G - COMMITMENTS AND CONTINGENCIES

          1.   LEASES

               The Company leased office space under an operating lease that expired in June 2001. The Company does not currently lease any office space. Rental expense amounted to approximately $3,300 and $11,600 for the period ended December 31, 2000 and the six months ended June 30, 2001, respectively.

          2.   EMPLOYMENT  AGREEMENTS

               Effective January 1, 2001, the Company entered into employment agreements with each of the three executive officers containing identical terms. The agreements are summarized as follows: (A) initial term of three years, with automatic one-year renewal terms thereafter; (B) during each year of the first three years, each executive shall receive: (i) during the first year, an annual base salary equal to the greater of (a) $50,000 or (b) 2.5% of the Company's total revenue for such year, up to a maximum of $150,000; (ii) during the second year, an annual base salary equal to the greater of (a) $55,000 or (b) 2.5% of the Company's total revenue for such year, up to a maximum of $165,000; and (iii) during the third year, an annual base salary equal to the greater of (a) $60,500 or (b) 2.5% of the Company's total revenue for such year, up to a maximum of $181,500; (C) the Board of Directors may consider one or more increases in the salary payable to the executive in respect of any renewal term; (D) in the event the Company is not in a position, due to our then-current financial situation, to make any salary payment(s) to the executives, the unpaid salary shall accrue without interest; (E) all accrued and unpaid salary shall be immediately due and payable upon the occurrence of any "change of control", defined as the sale of a controlling interest in the Company's capital stock to one or more buyers acting in concert, the sale of all or substantially all of our assets, or any corporate merger or consolidation resulting in one or more parties, who did not previously hold a controlling interest in our capital stock, owning a controlling interest in our capital stock or our successor entity; (F) the executives shall be eligible to participate in bonuses awarded to senior management to the extent that such bonuses are awarded or authorized by the Board of Directors from time to time.

               The total payments deferred pursuant to clause (D) above as of June 30, 2001 is $49,500.

               In addition to the foregoing, each executive was granted the option to purchase a total of 300,000 shares of Common Stock vesting in equal installments of 100,000 shares at the end of each year of employment. The options shall be exercisable for a period of three years following the date of vesting, and the exercise price shall be as follows: (i) $.25 per share for the 100,000 shares that vest after the first year; (ii) $.50 per share for the 100,000 shares that vest after the second year; and (iii) $.75 per share for the 100,000 shares that vest after the third year. In the event the executive is terminated "without cause" by Company or the executive terminates his employment "for good reason", any options then outstanding that have neither vested nor been terminated as of such date shall vest and become subject to purchase by the executive.

               3.        LETTERS OF INTENT TO ACQUIRE COMPANIES

               The Company has entered into five non-binding letters of intent with small medical products sales organizations, subject to the completion of this public offering and satisfaction of due diligence and consummation of the transaction. The terms of the acquisitions have the following general characteristics: (i) 80% or more of the payment is to be in our stock with the remainder in cash; (ii) the existence and terms are confidential until acquisition is completed; (iii) salaries to key executives based on gross revenues and gross profits; (iv) the seller has the right to repurchase their company with the return of the originally issued number of shares after three years if the Company does not have a market capitalization of $25 million or earnings per share of $0.15; (v) termination dates; and
    (vi) subject to our due diligence.

     4.    LITIGATION

           A shareholder of a predecessor of Atlas Holdings filed a suit against the predecessor company seeking additional stock ownership of Atlas Holdings. The case was dismissed for failure to prosecute. Management of Atlas believes there are valid and meritorious defenses to such claim, if the suit is refiled.

    NOTE H - SUBSEQUENT EVENTS (UNAUDITED)

          1. ISSUANCES OF NOTES PAYABLE

          During July and August 2001, the Company received an aggregate of $75,000 through the issuance of notes payable to related party and non-related investors. Proceeds were used for working capital purposes. Interest is payable at 14% per annum. Each of the notes mature in 2003, and are guaranteed by the Company's officers and directors. In connection with these notes, warrants were issued summarized as follows:

               -- 64,000 warrants, with an exercise price of $.01 per share, were issued in connection with $25,000 of the notes payable. Proceeds of approximately $20,400 will be allocated to these warrants. The number of shares permitted to be exercised under these warrants is pre-set based upon the date the note payable is repaid - 11,500 if repaid prior to February 2, 2002, 39,000 if repaid between February 3, 2002 and August 1, 2002, and 64,000 if repaid after August 1, 2002.

               -- 100,000 warrants, with an exercise price of $0.01 per share, were issued in connection with $50,000 of the notes payable. Proceeds of $32,100 will be allocated to these warrants.

    NOTE I -- RESTATEMENT OF FINANCIAL STATEMENTS

           The financial statements have been restated for all periods presented to reflect the 2-for-1 stock split, effective March 23, 2001. In addition, the financial statements have been restated for all periods to reflect corrections to the Company's previously filed financial statements.

           The results of these restatements are as follows:

                                      As originally                    As
                                         filed       Adjustments    restated
                                         -----       -----------    --------
DECEMBER 31, 2000
-----------------
Fixed assets                          $      400   $      910     $    1,310
Organization expenses                        967         (967)             0
Accounts payable                               0        3,367          3,367
Accrued expenses and other current
     liabilities                               0      123,611        123,611
Common stock                              92,500      (92,481)            19
Additional paid in capital                     0       92,481         92,481
Accumulated deficit                       66,466      127,034        193,500
Selling, general and administrative
     expenses                             66,466      127,034        193,500
Net loss                                  66,466      127,034        193,500
     Loss per share-basic and diluted $ 0.002 $ 0.02 $ 0.02 Weighted average number
          of shares                    3,754,444    4,935,564      8,690,008

JUNE 30, 2001 (unaudited)
-------------------------
Cash                                  $   56,265   $   (3,092)    $   53,173
Fixed assets                               2,004       (1,051)           953
Deferred financing costs                     917       37,992         38,909
Accounts payable                          46,000      129,080        175,080
Accrued expenses and other current
     liabilities                         152,730       71,026        223,756
Officers salaries payable                      0       49,500         49,500
Notes payable                             88,000      (55,028)        32,972
Common stock                                 979         (940)            39
Additional paid in capital               228,538      201,580        430,118
Accumulated deficit                      457,061      361,369        818,430
Selling, general and administrative
     expenses                            390,595       27,267        417,862
Equity based compensation                      0      122,080        122,080
Merger expense                                 0       75,000         75,000
Interest expense                               0        9,988          9,988
Net loss                                 273,944      350,986        924,930
     Loss per share -
       basic and diluted              $     0.03   $     0.04     $     0.07
     Weighted average number
          of shares                    9,131,467      (40,868)     9,090,599

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Pursuant to our Restated Certificate of Incorporation and our By-Laws, we are authorized to indemnify and hold harmless any person who was or is our director, officer, employee or agent, or such other person acting at the request of the foregoing, from and against liability incurred as a result of the fact that he or she is or was our director, officer, employee or agent, or such other person acting at the request of the foregoing. The permitted indemnification is to the full extent permitted by the Delaware General Corporation Law ("GCL"). Under the GCL, a corporation may indemnify any of the foregoing persons as long as he or she was acting, in good faith, in the best interests of the corporation, and the corporation does not have reason to believe that the actions taken were unlawful.

           Pursuant to our By-Laws, in derivative actions, indemnification is not permitted in the event that our director, officer, employee or agent is adjudged liable to us unless, and only to the extent that, the Delaware Court of Chancery or the court in which the action was brought so determines.

           Our Restated Certificate of Incorporation also permits us to indemnify our directors except in the event of (i) a breach of the duty of loyalty to us or our stockholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) liability arising under Section 174 of the GCL, relating to unlawful stock purchases, redemptions, or payment of dividends, or (iv) a transaction from which the director derived an improper personal benefit.

           Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The expenses of this offering are estimated as follows:

           Attorneys Fees                                               $75,000
           Accountants Fees                                             $40,000
           Registration Fees                                            $   830
           Blue Sky Fees (including counsel fees)                       $ 4,000
           Transfer Agent Fees                                          $ 1,000
           Printing                                                     $ 2,500
           Advertising                                                  $     0
           Other Expenses                                               $ 2,500
                                                                       --------
                                         Total                         $125,830

           No fees or expenses are being paid by any of Swartz, the Warrant Investors and the Selling Investors. We presently do not have any directors and officers liability insurance.

RECENT SALES OF UNREGISTERED SECURITIES

           In connection with our formation on June 2, 2000, we issued a total of 5,000,000 unregistered shares of common stock to DotCom Internet Ventures Ltd. for services rendered by DotCom Internet Ventures to us, which amount was split on a 277,237 for 5,000,000 basis in March 2001. William Tay, our sole officer, director and shareholder from the time of formation until the March 22, 2001 merger, was the sole director, controlling shareholder and president of DotCom Internet Ventures. We relied upon Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for this transaction.

           In connection with loans provided to us during the period from March 22, 2001 through August 2001, we issued warrants to the Warrant Investors for the purchase of up to 429,000 shares of common stock. The terms of each loan transaction are set forth in "SELLING STOCKHOLDERS--WARRANT INVESTORS." Each such transaction was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that each of the Warrant Investors was an accredited investor.

           In connection with investments in us and the exchange of Valesc NJ shares in connection with the merger, we issued unregistered shares of common stock to the Selling Investors. The terms of each sale are set forth in "SELLING STOCKHOLDERS-- SELLING INVESTORS." Each such sale was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that each of the Selling Investors was an accredited investor.

           On March 22, 2001, we issued 8,458,008 shares of common stock to Atlas Holdings Inc. pursuant to a Merger Agreement dated March 2, 2001 between Valesc NJ and NetCentral. The sale was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that Atlas Holdings was an accredited investor. Jeremy Kraus, our Chairman and Chief Executive Officer, Samuel Cohen, our President, and Garrett Miller, our Vice President, own 50%, 25% and 12.5%, respectively, of Atlas Holdings.

UNDERTAKINGS

           The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

                     i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                     ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                     iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The undersigned Registrant hereby further undertakes:

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

           In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Plano, State of Texas on September 21, 2001.

                                         VALESC INC.


                                         By: /S/ JEREMY KRAUS
                                         --------------------
                                         Jeremy Kraus
                                         Chairman and Chief Executive Officer


           Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/S/ SAMUEL COHEN
---------------------------------                      September 21, 2001
Samuel Cohen
Director and President
(chief financial and accounting officer)




/S/ GARRETT MILLER
---------------------------------                      September 21, 2001
Garrett Miller
Director and Vice President




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EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


           Index of exhibits required by Item 601 of Regulation S-B:

           2.1 Merger Agreement dated as of March 21, 2001 between Valesc Inc. and NetCentral Capital Fund, Inc. (filed as part of our Form 8-K filed on March 23, 2001 and incorporated herein by reference);

           3.1 Amended and Restated Certificate of Incorporation (filed as part of our Form 8-K filed on March 23, 2001 and incorporated herein by reference);

           3.2 Amended and Restated By-Laws (filed as part of our Form 8-K filed on March 23, 2001 and incorporated herein by reference);

           4.1 Investment Agreement dated June 7, 2001, between the Company and Swartz Private Equity, L.L.C. (filed as part of our Form 8-K filed on June 29, 2001 and incorporated herein by reference);

           4.2 Commitment Warrant to Purchase Common Stock between Valesc Inc. and Swartz Private Equity, L.L.C. with an issue date of April 24, 2001 (filed as part of our Form 8-K filed on June 29, 2001 and incorporated herein by reference);

           4.3 Warrant Antidilution Agreement between Valesc Inc. and Swartz Private Equity, L.L.C., dated as of June 7, 2001 (filed as part of our Form 8-K filed on June 29, 2001 and incorporated herein by reference);

           4.4 Registration Rights Agreement between Valesc Inc. and Swartz Private Equity, L.L.C., dated as of June 7, 2001 (filed as part of our Form 8-K filed on June 29, 2001 and incorporated herein by reference);

           4.5 Amended and Restated Investment Agreement dated August 29, 2001 between us and Swartz Private Equity, L.L.C.;

           4.6 First Amendment to Registration Rights Agreement dated August 29, 2001 between us and Swartz Private Equity, L.L.C.;

           5.1    Opinion of Hecht & Associates, PC, regarding legality;

           10.1 2001 Stock Option Plan (filed as part of our Form S-8 filed April 6, 2001 and incorporated herein by reference);

           10.2 Employment Agreement between Valesc Inc. and Jeremy Kraus dated January 1, 2001 (filed as part of our Form 10-QSB filed on August 20, 2001 and incorporated herein by reference);

           10.3 Employment Agreement between Valesc Inc. and Samuel Cohen dated January 1, 2001 (filed as part of our Form 10-QSB filed on August 20, 2001 and incorporated herein by reference);

           10.4 Employment Agreement between Valesc Inc. and Garrett Miller dated January 1, 2001 (filed as part of our Form 10-QSB filed on August 20, 2001 and incorporated herein by reference);

           23.1   Consent of counsel to the use of the opinion annexed at
                  Exhibit 5.1 is contained in the opinion;



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           23.2   Consent of Certified Public Accountants for use of their
                  report;

           99.1 Financial Statements of Valesc Inc. for the period from October 24, 2000 (inception) through December 31, 2000 (filed as part of our Form 8-K filed on March 23, 2001 and incorporated herein by reference);

           99.2 Pro Forma Combined Financial Statements of Valesc Inc. and NetCentral Capital Fund, Inc. as of December 31, 2000 and for the period from June 2, 2000 (the inception date of NetCentral Capital Fund, Inc.) through December 31, 2000 (filed as part of our Form 8-K filed on March 23, 2001 and incorporated herein by reference).













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